Exhibit 10.21

ELEVENTH AMENDMENT TO CREDIT AGREEMENT AND SEVENTH AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

THIS ELEVENTH AMENDMENT TO CREDIT AGREEMENT AND SEVENTH AMENDMENT TO PLEDGE AND SECURITY AGREEMENT, dated as of February 26, 2021
(this “Amendment”), is entered into by and among CORE-MARK HOLDING COMPANY, INC. (successor by merger with Core-Mark Holdings I, Inc., Core-Mark Holdings II, Inc. and Core-Mark Holdings III, Inc.) (“Holdings”), CORE-MARK INTERNATIONAL, INC. (“International”), CORE-MARK MIDCONTINENT, INC. (successor by merger with Minter-Weisman Co.) (“Midcontinent”), CORE-MARK INTERRELATED COMPANIES, INC. (“Interrelated”), CORE-MARK DISTRIBUTORS, INC. (formerly known as Head Distributing Company and successor by merger with Forrest City Grocery Co. and J.T. Davenport & Sons, Inc.) (“Distributors”; each of Holdings, International, Midcontinent, Interrelated and Distributors shall be referred to herein as a “Borrower”, International shall be referred to herein as the “Canadian Borrower” and collectively such entities shall be referred to herein as the “Borrowers”), the parties hereto as lenders (each individually, a “Lender” and collectively, the “Lenders”), the other Loan Parties party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Joint Bookrunner, and Joint Lead Arranger, BMO CAPITAL MARKETS CORP., as Joint Bookrunner, Joint Lead Arranger, and Co- Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Joint Bookrunner, Joint Lead Arranger, and Co-Syndication Agent, BANK OF AMERICA, N.A., as Joint Bookrunner, Joint Lead Arranger, and Co-Syndication Agent, TRUIST SECURITIES, INC., as Joint Bookrunner and Joint Lead Arranger, TRUIST BANK, as Co-Syndication Agent, U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent, and CITIZENS BANK N.A., as Co- Documentation Agent.

RECITALS

A.    The Borrowers, Administrative Agent, the Lenders and the other parties thereto have previously entered into that certain Credit Agreement, dated as of October 12, 2005 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, including, without limitation, by that certain First Amendment to Credit Agreement, dated as of December 4, 2007, that certain Second Amendment to Credit Agreement, dated as of March 12, 2008, that certain letter agreement to Credit Agreement, dated as of January 31, 2009, that certain Third Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, dated as of February 2, 2010, that certain Fourth Amendment to Credit Agreement, dated as of May 5, 2011, that certain letter agreement to Credit Agreement and Security Agreement, dated as of December 21, 2012, that certain Fifth Amendment to Credit Agreement and Second Amendment to Pledge and Security Agreement, dated as of May 30, 2013, that certain Sixth Amendment to Credit Agreement, dated as of May 21, 2015, that certain Seventh Amendment to Credit Agreement and Third Amendment to Pledge and Security Agreement, dated as of January 11, 2016, that certain Eighth Amendment to Credit Agreement and Fourth Amendment to Pledge and Security Agreement, dated as of May 16, 2016, that certain Ninth Amendment to Credit Agreement and Fifth Amendment to Pledge and Security Agreement, dated as of November 4, 2016, and that certain Tenth Amendment to Credit Agreement and Sixth Amendment to Pledge and Security Agreement, dated as of March 28, 2017, the “Existing Credit Agreement”; the Existing Credit

Agreement as amended by this Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms shall be referred to herein as the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Existing Credit Agreement.

B.    The Borrowers and Administrative Agent have previously entered into that certain Pledge and Security Agreement, dated as of October 12, 2005 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, including, without limitation, by that certain Third Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, dated as of February 2, 2010, that certain letter agreement to Credit Agreement and Security Agreement, dated December 21, 2012, that certain Fifth Amendment to Credit Agreement and Second Amendment to Pledge and Security Agreement, dated as of May 30, 2013, that certain Seventh Amendment to Credit Agreement and Third Amendment to Pledge and Security Agreement, dated as of January 11, 2016, that certain Eighth Amendment to Credit Agreement and Fourth Amendment to Pledge and Security Agreement, dated as of May 16, 2016, that certain Ninth Amendment to Credit Agreement and Fifth Amendment to Pledge and Security Agreement, dated as of November 4, 2016, and that certain Tenth Amendment to Credit Agreement and Sixth Amendment to Pledge and Security Agreement, dated as of March 28, 2017, the “Existing Security Agreement”; the Existing Security Agreement as amended by this Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms shall be referred to herein as the “Security Agreement”).

C.    The Loan Parties have requested that the Administrative Agent and the Lenders amend the Existing Credit Agreement and the Existing Security Agreement.

D.    Administrative Agent and the Lenders are willing to amend the Existing Credit Agreement and the Existing Security Agreement pursuant to the terms and conditions set forth herein.

E.    Each Loan Party is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Administrative Agent’s or any Lender’s rights or remedies as set forth in the Existing Credit Agreement, the Existing Security Agreement, or the other Loan Documents are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Amendments to Existing Credit Agreement.

a.    Effective as of the Eleventh Amendment Effective Date, the Existing Credit Agreement (excluding all Exhibits and Schedules thereto) is hereby amended as set forth in Exhibit A attached hereto such that all of the newly inserted bold, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) and any formatting changes attached hereto shall be deemed to be inserted in the text of the Existing Credit Agreement and all of the deleted stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) shall be deemed to be deleted from the text of the Existing Credit Agreement. An unmarked draft of the Credit Agreement (excluding all Exhibits and Schedules thereto), as amended by this Amendment, is attached hereto as Exhibit B.

b.    The Commitment Schedule to the Existing Credit Agreement is hereby deleted and replaced in its entirety with the Commitment Schedule attached hereto and made a part hereof as Annex A.

2.    Amendments to Existing Security Agreement.

a.    Section 4.14 of the Existing Security Agreement is hereby amended and restated to read in its entirety as follows:

“4.14.    Deposit Account Control Agreements. Each Grantor will provide to the Administrative Agent upon the Administrative Agent’s request, a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account of such Grantor as set forth in the Security Agreement other than (i) payroll, tax, escrow and other fiduciary accounts (provided that such accounts will be funded only from an account that is subject to a Deposit Account Control Agreement and if at any time any payments from account debtors or other proceeds of Collateral are sent directly to any of such accounts, a Deposit Account Control Agreement will be required with respect to such account), (ii) the deposit account maintained at Wilson & Muir Bank & Trust Co., wherein Grantor will not retain collected funds for more than one business day (all other funds being transferred to an account governed by a Deposit Account Control Agreement), and (iii) deposit accounts, that individually have no more than $1,000,000 of funds on deposit, and in the aggregate, have no more than $5,000,000 of funds on deposit, in each case, at any one time.”

b.    Section 7.3(b) of the Existing Security Agreement is hereby amended and restated to read in its entirety as follows:

“(b) If, at any time, cash dominion under Section 7.3(c) has been triggered, and the Grantor thereafter maintains Availability of not less than 10% (or 5.0% for the 60 days immediately following the consummation of a Specified Acquisition) of the aggregate amount of the Lenders’ Revolving Commitments at all times for a 30-day period, the cash dominion in Section 7.3(c) shall be deemed to be no longer triggered and discretionary rights to the use of funds in a depository account shall immediately return to the Grantor and funds deposited in Collateral Deposit Accounts shall no longer be swept into the Collection Account.”

3.    Conditions Precedent to Effectiveness of this Amendment. This Amendment and the amendments to the Existing Credit Agreement and the Existing Security Agreement contained herein shall become effective, and shall become part of the Credit Agreement and the Security Agreement, as applicable, on the date (the “Eleventh Amendment Effective Date”) when each of the following conditions precedent shall have been satisfied in the reasonable discretion of Administrative Agent or waived by Administrative Agent:

c.    Amendment. Administrative Agent shall have received counterparts to this Amendment, executed by the Loan Parties and each of the Lenders.

d.    Representations and Warranties. The representations and warranties of the Loan Parties set forth herein must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

e.    Authorizing Resolutions. Administrative Agent shall have received a certificate of each Loan Party dated as of the Eleventh Amendment Effective Date signed by a Financial Officer or otherwise acceptable officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to this Amendment and any other Loan Documents executed in connection herewith.

f.    Payment of Fees. Administrative Agent shall have received from the Borrowers all reasonable fees due and payable on or before the Eleventh Amendment Effective Date, including, without limitation all fees payable in connection with this Amendment pursuant to that certain fee letter dated as of February 19, 2021, between the Borrowers and Agent (the “Amendment Fee Letter”).

g.    Beneficial Ownership Certification Form. To the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Eleventh Amendment Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Eleventh Amendment Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (g) shall be deemed to be satisfied).

4.    Representations and Warranties.    Each Loan Party represents and warrants as follows as of the date hereof:

a.    Authority. Each Loan Party has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery, and performance by each Loan Party of this

Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene (i) any law or (ii) any contractual restriction binding on such Loan Party, except for contraventions of contractual restrictions which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

b.    Enforceability. This Amendment has been duly executed and delivered by each Loan Party. This Amendment and each Loan Document (as amended or modified hereby) (i) is the legal, valid, and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (ii) is in full force and effect, assuming due execution by each other party hereto and thereto.

c.    Representations and Warranties. After giving effect to this Amendment, the representations and warranties of the Loan Parties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of an earlier date) are correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

d.    No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

5.    Joining Lender. By its execution of this Amendment, Regions Bank (the “Joining Lender”) hereby confirms and agrees that, effective as of the Eleventh Amendment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder with a Revolving Commitment in an amount equal to $50,000,000. The Joining Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, (ii) agrees that it will, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (iii) agrees it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. For the avoidance of doubt, the Loan Parties hereby consent to Regions Bank becoming a Lender under the Credit Agreement.

6.    Settlement. Upon the Eleventh Amendment Effective Date and at the request of the Administrative Agent, each Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to this Amendment and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect this Amendment.

7.    Choice of Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

8.    Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further that, without limiting the foregoing, upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

9.    Reference to and Effect on the Loan Documents.

a.    Upon and after the Eleventh Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Existing Credit Agreement as modified and amended hereby.

b.    Upon and after the Eleventh Amendment Effective Date, each reference in the Existing Security Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to “the Security Agreement”, “thereof” or words of like import referring to the Security Agreement, shall mean and be a reference to the Existing Security Agreement as modified and amended hereby.

c.    Except as specifically amended by Section 1 and Section 2 of this Amendment, the Existing Credit Agreement, the Existing Security Agreement, and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to Administrative Agent and the Lenders without defense, offset, claim, or contribution.

d.    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of Administrative Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
10.    Estoppel. To induce Administrative Agent and Lenders to enter into this Amendment and to induce Administrative Agent and the Lenders to continue to make advances to the Borrowers under the Credit Agreement, each Loan Party hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Loan Party as against Administrative Agent or any Lender with respect to the Obligations.

11.    Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12.    Severability. In case any provision in this Amendment shall be invalid, illegal, or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.    Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Administrative Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CORE-MARK HOLDING COMPANY, INC.,
a Delaware corporation

By:	/s/ CHRISTOPHER MILLER
Name:	Christopher Miller
Title:	Chief Financial Officer

CORE-MARK INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ CHRISTOPHER MILLER
Name:	Christopher Miller
Title:	Chief Financial Officer

CORE-MARK MIDCONTINENT, INC.,
an Arkansas corporation

By:	/s/ CHRISTOPHER MILLER
Name:	Christopher Miller
Title:	Chief Financial Officer

CORE-MARK INTERRELATED COMPANIES, INC.,
a California corporation

By:	/s/ CHRISTOPHER MILLER
Name:	Christopher Miller
Title:	Chief Financial Officer

CORE-MARK DISTRIBUTORS, INC.,
a Georgia corporation

By:	/s/ CHRISTOPHER MILLER
Name:	Christopher Miller
Title:	Chief Financial Officer

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

SOURCES LLC,
a Delaware limited liability company

By:	/s/ CHRISTOPHER MILLER
Name:	Christopher Miller
Title:	Chief Financial Officer

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Revolving Lender

By:	/s/ ALEXANDER VARDAMAN
Name:	Alexander Vardaman
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Canadian Lender

By:	/s/ AUGGIE MARCHETTI
Name:	Auggie Marchetti
Title:	Authorized Officer

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

BANK OF MONTREAL,
as a Lender

By:	/s/ HELEN ALVAREZ-HERNANDEZ
Name:	Helen Alvarez-Hernandez
Title:	Managing Director

By:	/s/ ELIZABETH MITCHELL
Name:	Elizabeth Mitchell
Title:	Vice President, CHICAGO BRANCH

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ AJAY JAGSI
Name:	Ajay Jagsi
Title:	Vice President

BANK OF AMERICA, N.A., (acting through its Canada branch),
as a Canadian Lender

By:	/s/ SYLWIA DURKIEWICZ
Name:	Sylwia Durkiewicz
Title:	Vice President

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

CITIZENS BANK N.A.,
as a Revolving Lender and a Canadian Lender

By:	/s/ DAVID SLATTERY
Name:	David Slattery
Title:	Vice President

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

REGIONS BANK,
as a Lender

By:	/s/ AARON WADE
Name:	Aaron Wade
Title:	Director

REGIONS BANK,
as a Canadian Lender

By:	/s/ AARON WADE
Name:	Aaron Wade
Title:	Director

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

TRUIST BANK,
as a Lender

By:	/s/ STEPHEN METTS
Name:	Stephen Metts
Title:	Director

TRUIST BANK,
as a Canadian Lender

By:	/s/ STEPHEN METTS
Name:	Stephen Metts
Title:	Director

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ WILLIAM PATTON
Name:	William Patton
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH
as a Canadian Lender

By:	/s/ WILLIAM PATTON
Name:	William Patton
Title:	Vice President

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ MOSES HARRIS
Name:	Moses Harris
Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,
as a Canadian Lender

By:	/s/ DAVID G. PHILLIPS
Name:	David G. Phillips
Title:	Senior Vice President

[Signature Page to Eleventh Amendment to Credit Agreement and
Seventh Amendment to Pledge and Security Agreement]

EXHIBIT B

See attached.

CREDIT AGREEMENT

dated as of October 12, 2005 among
CORE-MARK HOLDING COMPANY, INC.
CORE-MARK INTERNATIONAL, INC.
CORE-MARK MIDCONTINENT, INC.
CORE-MARK INTERRELATED COMPANIES, INC.
CORE-MARK DISTRIBUTORS, INC.
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Joint Bookrunner, and Joint Lead Arranger

BMO CAPITAL MARKETS CORP.,
as Joint Bookrunner, Joint Lead Arranger, and Co-Syndication Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Bookrunner, Joint Lead Arranger, and Co-Syndication Agent,

BANK OF AMERICA, N.A.,
as Joint Bookrunner, Joint Lead Arranger, and Co-Syndication Agent,

TRUIST SECURITIES, INC.,
as Joint Bookrunner and Joint Lead Arranger,

TRUIST BANK,
as Co-Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent, and

CITIZENS BANK N.A.,
as Co-Documentation Agent

CHASE BUSINESS CREDIT

i

SCHEDULES:

Commitment Schedule
Schedule 2.06 - Existing Letters of Credit
Schedule 3.05 - Properties
Schedule 3.06 - Disclosed Matters
Schedule 3.10 - ERISA Matters
Schedule 3.12 - Material Agreements
Schedule 3.14 - Insurance
Schedule 3.15 - Capitaliztion and Subsidiaries
Schedule 3.18 - Affiliate Transactions
Schedule 6.01 - Existing Indebtedness
Schedule 6.02 - Existing Liens
Schedule 6.04 - Existing Investments
Schedule 6.10 - Existing Restrictions

EXHIBITS:

Exhibit A - Form of Assignment and Assumption
Exhibit B - Form of Opinion of Borrowers’ Counsel
Exhibit C - Form of Borrowing Base Certificate
Exhibit D - Form of Compliance Certificate
Exhibit E-1 - Loan Party Joinder Agreement
Exhibit E-2 - Borrower Joinder Agreement
Exhibit F - Form of Borrowing Request
Exhibit G - Form of Revolving Note
Exhibit H - Form of Interest Election Request

v

CREDIT AGREEMENT dated as of October 12, 2005 (as it may be amended or modified from time to time, this “Agreement”), among Core-Mark Holding Company, Inc. (successor by merger with Core-Mark Holdings I, Inc., Core-Mark Holdings II, Inc. and Core-Mark Holdings III, Inc.) (“Holdings”), Core-Mark International, Inc. (“International”), Core-Mark Midcontinent, Inc. (successor by merger with Minter-Weisman Co.) (“Midcontinent”), Core-Mark Interrelated Companies, Inc. (“Interrelated”), Core- Mark Distributors, Inc. (formerly known as Head Distributing Company and successor by merger with Forrest City Grocery Co. and J. T. Davenport & Sons, Inc.) (“Distributors”; each of Holdings, International, Midcontinent, Interrelated and Distributors shall be a “Borrower”, International shall be the “Canadian Borrower” and collectively such entities shall be the “Borrowers”), the other Loan Parties party hereto from time to time, the Lenders party hereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Bookrunner, and Joint Lead Arranger, BMO Capital Markets Corp., as Joint Bookrunner, Joint Lead Arranger, and Co-Syndication Agent, Wells Fargo Bank, National Association, as Joint Bookrunner, Joint Lead Arranger, and Co-Syndication Agent, Bank of America, N.A., as Joint Bookrunner, Joint Lead Arranger, and Co-Syndication Agent, Truist Securities, Inc., as Joint Bookrunner and Joint Lead Arranger, Truist Bank, as Co-Syndication Agent, U.S. Bank National Association, as Co-Documentation Agent, and Citizens Bank, N.A., as Co-Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Borrower” has the meaning assigned to such term in Section 11.12.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(c).

“Aggregate Canadian Credit Exposure” means, at any time, the aggregate Canadian Credit Exposure of all Canadian Lenders.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the
Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)(i)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender (that is not a Canadian Lender),
(a) with respect to Revolving Loans (that are not Canadian Revolving Loans), LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender's

Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.

“Applicable Rate” means (v) at all times prior to the Third Amendment Effective Date, the margin determined in accordance with the terms of the Existing Credit Agreement (as defined in the Third Amendment), (w) from and after the Third Amendment Effect Date and prior to the Fourth Amendment Effective Date, the margin determined in accordance with the terms of the Existing Credit Agreement (as defined in the Fourth Amendment), (x) from and after the Fourth Amendment Effective Date and prior to the Fifth Amendment Effective Date, the margin determined in accordance with the terms of the Existing Credit Agreement (as defined in the Fifth Amendment), (y) from and after the Fifth Amendment Effective Date and prior to the Tenth Amendment Effective Date, the margin determined in accordance with the terms of the Existing Credit Agreement (as defined in the Tenth Amendment), and (z) from and after the Tenth Amendment Effective Date, for any day, with respect to any Eurodollar Revolving Loan or CDOR Revolving Loan, or with respect to the participation fees payable under Section 2.12(b) hereof, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “CDOR Spread”, as the case may be, based upon the Average Modified Excess Availability during the most recently ended calendar quarter:

Average Modified Excess Availability	Eurodollar Spread and CDOR Spread
Category 1 ≥ $175,000,000	1.25%
Category 2 < $175,000,000 ≥ $75,000,000	1.50%
Category 3 < $75,000,000	1.75%

For purposes of the foregoing, (a) the initial Applicable Rate as of the Tenth Amendment Effective Date shall be the applicable rate per annum set forth above in Category 1, (b) thereafter, each change in the Applicable Rate resulting from a change in Average Modified Excess Availability shall be effective during the period commencing on and including the first day of each calendar quarter and ending on the last day of such calendar quarter, it being understood and agreed that, for purposes of determining the Applicable Rate on the first day of any calendar quarter, the Average Modified Excess Availability during the most recently ended calendar quarter shall be used. Notwithstanding the foregoing: (i) the Average Modified Excess Availability shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate required to be delivered by them pursuant to Section 5.01(g) hereof, during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered; and (ii) if any such Borrowing Base Certificates are subsequently determined to be incorrect in any material respect, Administrative Agent may increase the Applicable Rate retroactively to the beginning of the relevant calendar quarter to the extent that such error caused the Applicable Rate to be less than the Applicable Rate that would have been in effect if the error was not made.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base minus (b) the Revolving Exposure of all Revolving Lenders minus
(c)    fees and expenses payable hereunder that have not been paid when due minus (d) all Exposure Reserves that have been established in compliance with Section 2.22(a) and that have not been deducted or taken into account in the calculation of the Borrowing Base or any element or component thereof.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14.

“Average Modified Excess Availability” means, for any calendar quarter, an amount equal to the average daily Modified Excess Availability during such calendar quarter, as determined by the Administrative Agent’s system of records; provided, that in order to determine Modified Excess Availability on any day for purposes of this definition, the Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01 as of such day.

“Backstop Letter of Credit” has the meaning assigned to such term in Section 2.06(j).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit, debit and purchase cards (including, for the avoidance of doubt, non-card electronic payables), stored value cards, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (b) interest rate, commodities or foreign exchange derivative and hedging products, including Swap Agreements; provided that in order for any of the foregoing provided by any Lender or its Affiliates to be included within the

Banking Services by the Administrative Agent: (i) such Lender shall provide to the Administrative Agent written notice of (A) the existence of such Banking Services, (B) such Lender’s (or its Affiliate’s) and the Administrative Borrower’s agreement as to the maximum dollar amount of the applicable Borrower’s obligations arising under such Banking Services that will be included in an Exposure Reserve under Availability (the “Banking Services Amount”) and (C) the methodology agreed upon by such Lender (or its Affiliate) and the Administrative Borrower to determine the Banking Services Amount, and (ii) the applicable Borrower must be permitted to enter into such arrangement under this Agreement or must not be restricted from entering into such arrangement under this Agreement. The Administrative Agent shall send notice to the Lenders of the establishment of any Banking Services. After any of the foregoing have been established as Banking Services hereunder and as long as no Event of Default exists, the Banking Services Amount may thereafter be changed by written notice to the Administrative Agent pursuant to an agreement between the applicable Lender (or its Affiliate) and the Administrative Borrower, provided that no change in a Banking Services Amount may cause Availability to be less than zero. For the avoidance of doubt, so long as Chase or its Affiliate is the Administrative Agent, neither Chase nor any of its Affiliates shall be required to provide any notice to the Administrative Agent described in this definition.

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Exposure Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(i) or (b)(ii).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Administrative Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then- prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further, that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Administrative Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Administrative Borrower pursuant to Section 2.14(b)(ii); or

(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark

Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or
(2)    with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board” means the Board of Governors of the Federal Reserve System of the United States
of America.

“Bookrunners” means Chase, Bank of America, N.A., Bank of Montreal, Truist Bank, and Wells Fargo Bank, N.A.

“Borrower” and “Borrowers” have the meanings set forth in the introductory paragraph of this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or CDOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Canadian Swingline Loan, (d) a Protective Advance and (e) an Overadvance.

“Borrowing Base” means, at any time, the sum of (a) the product of (i) 85.0% multiplied by (ii) the Borrower’s Eligible Accounts (or 90% in the case of Eligible Investment Grade Accounts) at such time minus the Dilution Reserve, plus (b) the lesser of (i) the product of (x) 75.0% multiplied by (y) the Borrower’s Eligible Inventory (excluding Eligible Inventory consisting of unaffixed tax stamps), valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, and (ii) the product of (x) 90.0% multiplied by (y) the Net Orderly Liquidation Value of the Borrower’s Inventory identified as “eligible” in the most recent inventory appraisal ordered by the Administrative Agent (excluding Eligible Inventory consisting of unaffixed tax stamps), plus (c) 90.0% of Eligible Unaffixed Tax Stamps on hand, plus (d) 100.0% of unrestricted cash and cash equivalents held at, and subject to a first-priority lien in favor of, the Administrative Agent, minus (e) Collateral Reserves; provided that for up to three 60-day periods per calendar year (each a “SOFA Period”; but no more than one SOFA Period shall commence in any four month period), the Borrowers may, at their sole discretion, include in the Borrowing Base an Eligible Accounts overadvance in an amount not to exceed either (i) $25,000,000 more than the Eligible Accounts component of the Borrowing Base from time to time under clause (a) above or (ii) an additional 5.0% (less the amount of the applicable SOFA Dilution Ratio and other than with respect to Eligible Investment Grade Accounts) multiplied by the Borrowers’ Eligible Accounts above the Eligible Accounts component of the Borrowing Base from time to time under clause (a) above (provided, that, for the avoidance of doubt, during each SOFA Period, the Borrowers may borrow, repay and reborrow such Eligible Accounts overadvances at their discretion). The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement; provided, that notwithstanding the eligibility criteria set forth in the definitions of “Eligible Accounts”, “Eligible Inventory”, and “Eligible Investment Grade Accounts” or any other provision of this Agreement, unless weekly reporting of the Borrowing Base Certificate is required in accordance with Section 5.01(g), certain categories of ineligible

Accounts and Inventory, as determined by the Administrative Agent from time to time subject to the consent of the Administrative Borrower (such consent not to be unreasonably withhold or delayed), will be computed using a deemed ineligible amount initially determined based on historical ineligibility amounts for the preceding trailing 12-month period, which amounts may be adjusted by Administrative Agent from time to time in its Permitted Discretion based on the results of the most recent field exam (and for the avoidance of doubt all other categories of ineligible Accounts and Inventory will be based on actual computations as reported in the applicable Borrowing Base Certificate). The calculations in clause (b) above may be determined on a combined basis for all Eligible Inventory or on a category by category basis for Eligible Inventory, as determined by the Administrative Agent in its Permitted Discretion from time to time based on its review of any appraisal and/or field examination of such Inventory. Notwithstanding anything contained herein to the contrary, the calculations in clause (d) above may adjusted by the Administrative Agent in its Permitted Discretion between the dates Borrowing Base Certificates are delivered hereunder.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Administrative Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Administrative Borrower for a Revolving Borrowing in accordance with Section 2.02.

“British Columbia Tax Lien” means the Lien evidenced by PPSA registration number 975855A filed on April 4, 2003 in the Province of British Columbia and naming International, as debtor, and Her Majesty the Queen in the Right of the Province of British Columbia, as secured party.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and, if such day relates to any Loan (including CDOR Loans) made or Letter of Credit issued as part of the Canadian Subfacility, means any such day other than a day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or Toronto, Ontario; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Applicable Percentage” shall mean as to any Canadian Lender, the percentage of the aggregate Canadian Revolving Commitments constituted by its Canadian Revolving Commitment (or, if the Canadian Revolving Commitments have terminated or expired, the percentage which such Canadian Lender’s Canadian Credit Exposure at such time constitutes of the Aggregate Canadian Credit Exposure at such time).

“Canadian Borrower” has the meaning set forth in the introduction paragraph of this
Agreement.

“Canadian Credit Exposure” shall mean, at any time and as to each Canadian Lender, the Dollar Equivalent of the aggregate principal amount of the Canadian Revolving Loans made by such Canadian Lender outstanding as of such date.

“Canadian Dollar” and “Cdn.$” mean the lawful money of Canada.

“Canadian Funding Bank” shall mean Chase Canada, and any successor to Chase Canada, acting in such capacity.

“Canadian Lenders” means a Lender with a Canadian Revolving Commitment or is the holder of a Canadian Revolving Loan.

“Canadian Loans” means the Canadian Revolving Loans and the Canadian Swingline
Loans.

“Canadian Prime Rate” means, on any day, the rate of interest per annum determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Prime Rate Loans” shall mean Canadian Revolving Loans which, for greater certainty, will be Cdn.$ denominated and will bear interest at a rate based upon the Canadian Prime Rate.

“Canadian Priority Payables Reserve” shall mean Reserves established in the Permitted Discretion of the Administrative Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s and/or Lenders’ Liens, including, without limitation, in the Permitted Discretion of the Administrative Agent, (i) Exposure Reserves for any such amounts due and not paid in respect of wages, salaries, commissions, vacation pay, or other compensation or amounts (including severance pay) payable under the Wage Earner Protection Program Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), due and not paid under any legislation relating to workers’ compensation or to employment insurance, deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada) and in respect of pension fund obligations, including in respect of unpaid or unremitted pension plan contributions, amounts representing any unfunded liability, solvency deficiency or wind-up deficiency whether or not due with respect to any Plan (including “normal cost”, “special payments” and any other payments in respect of any funding deficiency or shortfall) and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation, and (ii) a Collateral Reserve for amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property).

“Canadian Qualified Lender” means: (a) a financial institution that deals at arm’s length with Canadian Borrower for purposes of the Income Tax Act (Canada), or (b) a financial institution that is resident in Canada or is deemed to be resident in Canada for purposes of the Income Tax Act (Canada) and for the purposes of this definition, (i) a financial institution may include a bank regulated by the Bank Act (Canada) and (ii) it is expressly understood and agreed that Regions Bank and its Affiliates deal at arm’s length with the Canadian Borrower.

“Canadian Revolving Commitment” shall have the meaning assigned to the definition of Revolving Commitment.

“Canadian Revolving Loan” means a Canadian Revolving Loan made pursuant to Section
2.01.

“Canadian Subfacility” has the meaning set forth in Section 2.01 of this Agreement.

“Canadian Swingline Lender” means the Canadian Funding Bank, in its capacity as lender of Canadian Swingline Loans hereunder.

“Canadian Swingline Loan” means a Loan made pursuant to Section 2.05(a)(ii).

“Canadian Tobacco Tax Reserve” means a Reserve for Canadian tobacco tax liabilities net of or less restricted cash specifically reserved for such purpose and less the notional value of standby letters of credit specifically issued for such purpose which Reserve will constitute a Collateral Reserve on the Effective Date, provided that in the event that either (a) a Default or Event of Default has occurred and is continuing or (b) Availability is less than $60,000,000, such Reserve shall constitute an Exposure Reserve; provided, however, that Administrative Agent may, in its sole discretion, continue to treat such Reserve as a Collateral Reserve for up to sixty (60) consecutive days in any calendar year so long as: (i) no Default or Event of Default has occurred and is continuing during such period; (ii) Suppressed Availability exceeds
$50,000,000 at all times during such period; (iii) Availability is greater than $10,000,000 at all times during such period; and (iv) Borrowers have not exercised their rights to increase the Revolving Commitments to
$300,000,000 under Section 2.21 prior to or during such period.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease that is or would be characterized as an operating lease in accordance with GAAP on December 31, 2015 (whether or not such lease was in effect on such date) shall be accounted for as an operating lease (and not as a capital lease) for purposes of this Agreement regardless of any change in GAAP or any change in the application of GAAP following December 31, 2015 that would otherwise require such lease to be characterized (on a prospective or retroactive basis or otherwise) as a capital lease.

“CDOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, with respect to a CDOR Loan for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Funding Bank after 10:00 a.m. Toronto, Ontario local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus 10bps; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR rate calculated on that day shall be calculated as the cost of funds quoted by the Canadian Funding Bank to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto, Ontario local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Funding Bank on the immediately preceding Business Day. Notwithstanding anything to the contrary in the foregoing, if the CDOR Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of Holdings by any Person or group; or (d) Holdings shall cease to own and control all of the economic and voting rights associated with all of the outstanding Equity Interests of any of its Subsidiaries (except in connection with any transaction expressly permitted by this Agreement).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Chase Canada” means JPMorgan Chase Bank, N.A., Toronto Branch.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Canadian Revolving Loans, Swingline Loans or Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security
Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collateral Reserves” means any and all reserves established in accordance with Section 2.22(a) that are deducted from the Borrowing Base and which the Administrative Agent deems reasonably necessary, in its Permitted Discretion, to maintain (including, without limitation, the Canadian Priority Payables Reserve (only to the extent of amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property)), the Canadian Tobacco Tax Reserve (to the extent included as a Collateral Reserve under the definition of “Canadian Tobacco Tax Reserve”), Dilution Reserves, reserves for contra Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit) with respect to the Collateral or any Loan Party; provided that the Administrative Agent will not establish any Collateral Reserves under this Agreement to the extent that the basis for such Collateral Reserve has already been addressed in the existing Reserves, determination of eligibility standards or advance rates hereunder.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment or Canadian Revolving Commitment, as applicable, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender's Commitment or Canadian Revolving Commitment, as applicable is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee Rate” means, for any day, a per annum rate of 0.25%.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Gross Borrowing Base Assets” means, as of any date of determination, the total assets of Holdings and the Subsidiaries on a consolidated basis constituting Accounts (valued at the face amounts thereof) and/or Inventory (valued at the lower of cost or market value, determined on a first-in-first-out basis), as shown on the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12
C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.22.

“Credit Exposure” means, as to (i) any Canadian Lender at any time, the Canadian Credit Exposure, and (ii) any Lender at any time, the sum of (a) such Lender's Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender, the Canadian Funding Bank or any other Lender.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by any Borrower or any Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Borrower’s or Credit Party’s, as applicable, receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all cash discounts, returns and allowances, shortages, credit memos, damages, corrections, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrower.

“Dilution Ratio” shall mean, at any date, the excess (if any) of (a) the amount (expressed as a percentage) equal to (i) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (ii) total gross sales for the twelve (12) most recently ended fiscal months, over (b) 5.0%.

“Dilution Reserve” shall mean a Collateral Reserve in an amount equal to, at any date, the applicable Dilution Ratio (if greater than zero) multiplied by the Eligible Accounts on such date.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the Security Agreement.

“Dollar Equivalents” means, with respect to any amounts of Canadian Dollars, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with Canadian Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time), immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with Canadian Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:

(1)    a notification by the Administrative Agent to (or the request by the Administrative Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Administrative Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), (vi) charges incurred in connection with any issuance or offering of capital stock, any investment, any disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness or any similar transaction (in each case, whether or not consummated), (vii) “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions, restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected in good faith by the Borrowers to result within the next 12 months from actions that have been taken or with respect to which substantial steps have been taken after such acquisition, disposition, restructuring, cost savings initiative or other initiative, in an aggregate amount not to exceed 10% of EBITDA for such period (determined prior to applying the add back pursuant to this clause (vii)), (viii) any loss with respect to any disposed, abandoned, divested or discontinued asset, property or operation, (ix) any loss attributable to the early extinguishment of Indebtedness (and the termination of any associated hedge agreement or other derivative instruments), and (x) unusual and non-recurring losses and any extraordinary cash charges, minus (b)    without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) any gain attributable to the early extinguishment of Indebtedness (and the termination of any associated hedge agreement or other derivative instruments), (iii) any gain with respect to any disposed, abandoned, divested or discontinued asset, property or operation, and (iv) any unusual and non-recurring gains, and extraordinary gains and any non-cash items of income for such period, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, that the aggregate amounts added back to EBITDA for any period pursuant to clauses (a)(vi), (a)(viii), and (a)(x) shall not exceed in the aggregate 15% of EBITDA for such period (determined prior to applying the add backs pursuant to such clauses). If during any period for which EBITDA is being determined, Holdings or any Subsidiary shall have consummated any Acquisition permitted pursuant to Section 6.04, then for all purposes of this Agreement, in the case of any such Acquisition, EBITDA shall be determined on a pro forma basis as if such Acquisition had been consummated on the first day of such period (including pro forma adjustments arising out of events which are directly attributable to the acquisition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of such Borrower).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eighth Amendment” means that certain Eighth Amendment to Credit Agreement and Fourth Amendment to Pledge and Security Agreement, dated as of May 16, 2016, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Eighth Amendment Effective Date” means the “Eighth Amendment Effective Date” as defined in the Eighth Amendment.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eleventh Amendment” means that certain Eleventh Amendment to Credit Agreement, dated as of February 26, 2021, by and among the Borrowers, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Eleventh Amendment Effective Date” means the “Eleventh Amendment Effective Date” as defined in the Eleventh Amendment.

“Eligible Accounts” means, at any time, the Accounts of the Borrowers which the Administrative Agent determines in accordance with Section 2.22(a) in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans, Canadian Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance or other Lien permitted by this Agreement which does not have priority over the Lien in favor of the Administrative Agent;

(c)    which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of any Borrower or otherwise designated as uncollectible;

(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under the criteria set forth in clause (c) above;

(e)    which is owing by an Account Debtor to the extent of the amount by which the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds (i) in the case of Investment Grade Account Debtors, 20% of the aggregate Eligible Accounts, and (ii) in the case of all other Account Debtors, 10% of the aggregate Eligible Accounts;

(f)    with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Borrower’s completion of any further performance, or (v) represents a guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis;

(h)    that constitutes a customer deposit, an unaccounted for customer credit, clean invoice, credit reclass or for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrowers or if such Account was invoiced more than once, in each case to the extent of such deposit, credit or other basis for ineligibility under this clause;

(i)    with respect to which any check or other instrument of payment has been returned uncollected for 30 days or more;

(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, monitor, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, monitor, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operations; provided that Accounts owed by any Account Debtor that has successfully exited bankruptcy pursuant to a confirmed reorganization plan shall not be ineligible under this clause if the Administrative Agent has determined in its Permitted Discretion that such Account Debtor has adequate ability to pay amounts owing to the Borrowers;

(k)    which is owed by any Account Debtor which has sold all or a substantially all of its assets if the Administrative Agent determines in its Permitted Discretion that such Account constitutes a collection risk;

(l)    which is owed (i) by an Account Debtor that (A) does not maintain its chief executive office in the U.S. or Canada or (B) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent, or (ii) in any currency other than dollars or Canadian Dollars;

(m)    which is owed by (i) the government (or any department, agency, public corporation, Crown corporation or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, (ii) the federal government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction, (iii) any state government in the United States unless any steps necessary (if any) to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction, or (iv) the Canadian federal government, a Canadian provincial, territorial or municipal government, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n)    which is owed by any Affiliate, employee, officer, director, agent or stockholder (holding 10% or more of the stock of any Loan Party) of any Loan Party unless approved in writing by the Administrative Agent in its Permitted Discretion;

(o)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p)    which (i) is subject to any counterclaim, deduction, defense, setoff or dispute or with respect to which any Borrower or any Subsidiary thereof is liable for any goods sold or services rendered by the applicable Account Debtor to such Borrower or Subsidiary, in each case only to the extent of the potential offset, or (ii) constitutes a manufacturers’ representative Account to the extent subject to offset for any amount payable to the manufacturer in connection therewith;

(q)    which is evidenced by any promissory note, chattel paper, or instrument;

(r)    which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(s)    with respect to which any Borrower has made any agreement with the Account Debtor for any reduction thereof (only to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and any Borrower created a new receivable for the unpaid portion of such Account;

(t)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any
Person other than the Borrowers has or has had an ownership interest in such goods, or which indicates any party other than the Borrowers as payee or remittance party;

(v)    which was created on cash-on-delivery or cash-and-carry terms;

(w)    in the case of any Account acquired pursuant to a Permitted Acquisition, which has not been the subject of an audit and field examination reasonably satisfactory to the Administrative Agent or as permitted by the Administrative Agent in accordance with Section 2.22(b);

(x)    to the extent that such Account is pre-billed by any Borrower in excess of one (1) day or otherwise constitutes a sale on bill and hold;

(y)    any Account of a Borrower that is subject to an unreconciled variance between such Borrower’s general ledger and accounts receivable aging;

(z)    that constituted unapplied cash;

(aa) to the extent such Account constitutes a “charge back”, re-bill or similar adjustment for unauthorized deductions made by the Account Debtor;

(bb) to the extent that such Account is subject to customer rebates in the ordinary course of business consistent with past practices, but only to the extent of the amount of such customer rebates; or

(cc) which the Administrative Agent determines, in its Permitted Discretion, is unlikely to be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any legal, credit or likelihood of collectability reason.

In the event that a material Account which was previously an Eligible Account ceases to be an Eligible Account hereunder (for any reason other than repayment of the Account), the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Account.

“Eligible Inventory” means, at any time, the Inventory of the Borrowers which the Administrative Agent determines in accordance with Section 2.22(a) in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include:

(a)    any Inventory which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)    any Inventory which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance or other Lien permitted by this Agreement which does not have priority over the Lien in favor of the Administrative Agent;
(c)    any Inventory with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement as to such Inventory has been breached or is not true and which does not conform to all standards imposed by any applicable Governmental Authority;

(d)    any Inventory in which any Person other than the Borrowers shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein, including, without limitation, goods held on consignment;

(e)    any Inventory which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, equipment displays or display items, bill-and-hold goods, repossessed goods, or goods which are not of a type held for sale in the ordinary course of business;

(f)    any Inventory which is not located in the U.S. or Canada or is in transit with a common carrier from vendors, suppliers or outside processors, provided that, up to $500,000 of Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (f) so long as (i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (3) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement from the applicable customs broker (if any) for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of a Borrower and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with the Borrowers’ customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory and (ii) the common carrier is not an Affiliate of the applicable vendor, supplier or outside processor;

(g)    any Inventory which (i) is located in any location leased by any Borrower unless
(A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (B) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, or (ii) is being processed offsite at a third party location or outside processor unless such third party or processor has delivered to the Administrative Agent a Collateral Access Agreement and evidence reasonably satisfactory to the Administrative Agent that such Inventory is segregated from the Inventory of such third party or outside processor and all other Inventory being processed by such third party or outside processor;

(h)    any Inventory which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (f) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i)    any Inventory which is the subject of a consignment by a Borrower as consignor;

(j)    any Inventory which is perishable (with a shelf life less than 21 days);

(k)    any Inventory which contains or bears any intellectual property rights licensed to a Borrower unless it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(l)    any Inventory which is not reflected in a current perpetual inventory report (or other accounting system acceptable to the Administrative Agent in its Permitted Discretion) of the Borrowers (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory), except for “dry room” and “excise tax” Inventory to the extent that such Inventory is otherwise eligible hereunder;

(m)    in the case of any Inventory acquired pursuant to a Permitted Acquisition, which has not been the subject of an audit and field examination reasonably satisfactory to the Administrative Agent or as permitted by the Administrative Agent in accordance with Section 2.22(b);

(n)    35% of Inventory that consists of goods which have been returned by the applicable buyer which constitutes “dry room” inventory;

(o)    the amount of Inventory equal to the monthly “shrink” which the Borrowers accrue for;

(p)    (i) 50% of non-cigarette Inventory on hand over 180 days but less than 360 days, (ii) 100% of non-cigarette Inventory on hand over 360 days, and (iii) 25% of cigarette Inventory on hand over 180 days;

(q)    any Inventory which is, in the Administrative Agent’s reasonable opinion, slow moving, obsolete, unmerchantable, defective, unfit for sale, or not saleable at prices approximating at least the cost of such Inventory in the ordinary course of business;

(r)    any Inventory the value of which is attributable to intercompany profits among the Borrowers and their Subsidiaries;

(s)    25% of the portion of Inventory of any Borrower that represents the difference between the standard cost and discounted purchase price of such Inventory due to discounts, rebates, allowances and manufacturer incentives;

(t)    Inventory of any Borrower which constitutes United States cigarette tax stamps of a jurisdiction in which such Borrower has a cigarette tax liability greater than the amount of a surety bond or other similar arrangement backing such liability, provided that such Inventory shall be ineligible under this clause (t) only to the extent of any such shortfall;

(u)    the amount of Inventory of any Borrower which represents an unreconciled variance between the book accounts and the physical Inventory counts conducted by the Administrative Agent or its representatives in accordance with this Agreement;

(v)    which has been acquired from a Sanctioned Person; or

(w)    any Inventory which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any legal reason or for any reason related to saleability, value or merchantability of such Inventory.

In the event that a material portion of the Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Investment Grade Account” means, at any time, any Eligible Account for which the Account Debtor in respect thereof is an Investment Grade Account Debtor.

“Eligible Unaffixed Tax Stamps” shall mean State unaffixed tax stamps which (a) have been fully paid for by the Borrowers or otherwise reserved by the Administrative Agent, (b) are subject to a first priority Lien in favor of the Administrative Agent, and (c) are (i) freely saleable by the Borrowers (or by the Administrative Agent in the event of foreclosure pursuant to the terms of the Loan Documents) to a third party without restrictions or (ii) returnable to the issuing State for full payment thereon without offset or reduction.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, or a Termination Event with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing, pursuant to Section 412(d) of the Code or Section 303(d) of ERISA or pursuant to any other applicable legislation (including the PBA), of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of their respective ERISA Affiliates of any liability under Title IV of ERISA, the PBA or other applicable law of any jurisdiction with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or other applicable Governmental Authority or from a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, including, without limitation, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Person providing a Guarantee of any of the Secured Obligations, any Swap Liability if, and to the extent that, all or a portion of the Guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Liabilities (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an ECP at the time the Guarantee of such Person or the grant of such security interest becomes or would become effective with respect to such Swap Liability. If a Swap Liability arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Liability that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case
(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal and Canadian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit or guarantees of letters of credit issued for the account of a Borrower by a Lender (or an Affiliate of a Lender) and listed on Schedule 2.06 attached hereto, which letters of credit will, as of the Effective Date, be deemed outstanding as Letters of Credit issued pursuant to Section 2.06.

“Exposure Reserves” means any and all reserves established in accordance with Section 2.22(a) that are deducted from Availability and which the Administrative Agent deems reasonably necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for interest on the Secured Obligations that has not been paid when due, Banking Services Reserves, Canadian Priority Payables Reserves (to the extent not taken as a Collateral Reserve), the Canadian Tobacco Tax Reserve (to the extent included as an Exposure Reserve under the definition of “Canadian Tobacco Tax Reserve”), Withholding Reserves, reserves for rent at locations leased by any Loan Party and for consignee's, warehousemen’s and bailee’s charges unless waived (in each case, to the extent not adequately addressed by an executed Collateral Access Agreement), reserves for Swap Obligations, reserves for unpaid or unsaleable stamp taxes (including, without limitation, United States tobacco stamp liabilities to the extent greater than stamps on hand) and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party; provided that the Administrative Agent will not establish any Exposure Reserves under this Agreement to the extent that the basis for such Exposure Reserve has already been addressed in the existing Reserves, determination of eligibility standards or advance rates hereunder.

“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its reasonable discretion (a) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request or Interest Election Request by email or fax or through Electronic Systems, and (b) to accept a Borrowing Request or Interest Election Request telephonically.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted under any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for the purposes of this Agreement.

“Fifth Amendment” means, that certain Fifth Amendment to Credit Agreement and Second Amendment to Pledge and Security Agreement, dated as of May 30, 2013, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.”

“Fifth Amendment Effective Date” means, the “Fifth Amendment Effective Date” as defined in the Fifth Amendment.”

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Borrower.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus prepayments (other than prepayments in connection with refinancings of Indebtedness permitted by this Agreement) and scheduled principal payments on Indebtedness (other than any such payments on intercompany Indebtedness permitted by this Agreement) made during such period (including payments made under the RCT Guarantee and the PCT Guarantee, but excluding all prepayments of the Tranche B Notes), plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan to the extent not expensed, all calculated for Holdings and its Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of Holdings for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures minus expense for income taxes paid in cash, to (b) Fixed Charges, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of the Eleventh Amendment, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is organized or has a permanent establishment. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fourth Amendment” means, that certain Fourth Amendment to Credit Agreement, dated as of May 5, 2011, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Fourth Amendment Effective Date” means, the “Fourth Amendment Effective Date” as defined in the Fourth Amendment.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise that is required to be recorded on such Person’s books under GAAP, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph of this Agreement.

“IBA” has the meaning assigned to such term in Section 1.05.

“Impacted Interest Period” has the meaning assigned to such term in the definition of
“LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person (but excluding obligations under operating leases to the extent charged on the income statement of such Person), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and (k) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated August 2005 relating to the Borrowers and the Transactions.

“Interest Election Request” means a request by the Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan (other than a Swingline Loan or Canadian Swingline Loan), the first day of each calendar month and the Maturity Date, (b) with respect to any Eurodollar Loan or CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or a CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means (a) with respect to any Eurodollar Borrowing or CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, or three or, with respect to Eurodollar Borrowings only, six months thereafter, or (b) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on a date that is seven (7) days after the date of such Borrowing, in each case as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing or CDOR Borrowing for an Interest Period of one, two, three or, with respect to Eurodollar Borrowings only, six months only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any one, two, three or, with respect to Eurodollar Borrowings only, six month Interest Period pertaining to a Eurodollar Borrowing or CDOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, with respect to any Eurodollar Loan for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that, in each case, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment Grade Account Debtor” means an Account Debtor that, at any time of determination, has a corporate credit rating equal to or higher than BBB- (or its equivalent) by S&P or Baa3 (or its equivalent) by Moody’s.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuing Bank” means (a) Chase, in its capacity as the issuer of Letters of Credit hereunder, (b) with respect to the Existing Letters of Credit, the Lenders set forth in Schedule 2.06, (c) any other Lender approved by the Administrative Borrower and the Administrative Agent, (d) each Bookrunner, in its capacity as the issuer of Letters of Credit hereunder, (e) their successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimits” means (a) as of the Eleventh Amendment Effective Date, $12,000,000, in the case of each of Chase, Bank of America, N.A., Bank of Montreal, Truist Bank, and Wells Fargo Bank, N.A., and (b) thereafter, such amount as shall be agreed to among the Administrative Agent, the Administrative Borrower, and the applicable Issuing Bank.

“Joinder Agreement” has the meaning assigned to such term in Section 5.13.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of
Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed (from the proceeds of Revolving Loans or otherwise) by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LCT Election” shall have the meaning assigned to such term in Section 1.10.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.10.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Lenders” means the Persons (including the Canadian Lenders) listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to a similar agreement acceptable to the Administrative Borrower and the Administrative Agent or in accordance with the terms of an amendment hereto, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Canadian Swingline Lender.

“Letter of Credit” means any letter of credit or guarantee of a letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two
(2)    Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0.0%, such rate shall be deemed to 0.0% for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset (but not including the interest of a lessor under any operating lease), (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance or other right affecting property, choate or inchoate, arising by any statute, act of law of any jurisdiction at common law or in equity or by agreement.

“Limited Condition Eligible Transaction” means any Acquisition or similar Investment by any Loan Party or one or more of their Subsidiaries, including by way of merger or amalgamation, of any assets, business or Person permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction” means any Limited Condition Eligible Transaction with respect to which the Administrative Borrower has made an LCT Election.

“Line Usage” means, for any period, the percent equal to (a) the average daily aggregate amount of outstanding Revolving Exposure for all Lenders for such period divided by (b) the average aggregate amount of Revolving Commitments for all Lenders during such period.

“Loan Documents” means (a) this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, (b) all certificates and other materials required to be delivered to the Administrative Agent or any Lender under this Agreement or any of the Collateral Documents, and (c) all other material information contained in any other written communication delivered to the Administrative Agent or any Lender in connection with this Agreement or any of the Collateral Documents, but excluding any forecasts or projections. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” each Loan Party (other than the Borrowers’ foreign Subsidiaries).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the Borrowers, the Borrowers’ material domestic Subsidiaries that are parties to this Agreement and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Canadian Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition, financial or otherwise, of the Borrowers and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties taken as a whole to pay any of the Obligations when due or to perform any of their other material obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and their Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 26, 2026, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Modified Excess Availability” means, as of any date of determination, the result of (a) Availability as of such date, plus (b) Suppressed Availability as of such date; provided, however, that the amount calculated under clause (b) shall not exceed $35,000,000 on any date.

“Monthly Reporting Period” means the period:

(a)    commencing on any day that any of the following has occurred:

(i)    (A) Modified Excess Availability is less than $100,000,000, or (B) the aggregate Revolving Exposure of all Revolving Lenders is greater than
$100,000,000, in any case, on more than two (2) separate occasions during any calendar year (or three (3) separate occasions during any calendar year if agreed to by the Administrative Agent in its sole discretion) or, on any occasion for more than ten (10) consecutive Business Days, or

(ii)    Modified Excess Availability is less than $75,000,000 at any time, and

(b)    continuing until the day that the following has occurred:

(i)    Modified Excess Availability has been at least $100,000,000, and

(ii)    the Revolving Exposure of all Revolving Lenders has been no greater than $100,000,000, in each case, for the same sixty (60) consecutive day period.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of any Borrower or is merged into or consolidated with any Borrower or any of the Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of any Borrower) in which any Borrower or any of the Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of any Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory (or any category thereof), Equipment or intangibles of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Ninth Amendment” means that certain Ninth Amendment to Credit Agreement and Fifth Amendment to Pledge and Security Agreement, dated as of November 4, 2016, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Ninth Amendment Effective Date” means the “Ninth Amendment Effective Date” as defined in the Ninth Amendment.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Canadian Funding Bank, the Issuing Bank or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means in accordance with GAAP (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person. For the avoidance of doubt, operating leases are not Off-Balance Sheet Liabilities.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary taxes; intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(c).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s

Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBA” means the Pensions Benefit Act (Ontario) and all regulations thereunder as amended from time to time, and any successor legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PCT Guarantee” means that certain Amended and Restated Administrative Claims Guaranty Agreement dated as of August 31, 2004, made by and between Core-Mark Holding Company, Inc. (a Delaware corporation), and the Post-Confirmation Trust (a trust established under a Post- Confirmation Trust Agreement dated as of August 19, 2004), as the same may be amended or supplemented from time to time.

“Permitted Acquisition” means the Pine State Acquisition and any other Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a)    such Acquisition is not a hostile acquisition or contested by the company to be acquired;

(b)    the business acquired in connection with such Acquisition is (i) located in the U.S. or Canada, (ii) organized under U.S., Canadian or applicable state or provincial laws, and (iii) not primarily engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Agent and the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

(d)    as soon as available, but not less than fifteen days prior to such Acquisition, the Borrowers have provided the Lenders (i) notice of such Acquisition and (ii) a copy of all available business and financial information reasonably requested by the Agent including pro forma financial statements, statements of cash flow, and Availability projections;

(e)    after giving pro forma effect to such Acquisition: (i) either (A) the Borrowers have pro forma Availability of not less than 15% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such Acquisition or (B)(1) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio (for the then most recently ended four fiscal quarter period of Holdings for which financial statements are required to have been delivered pursuant to Section 5.01(a) or (b)) of at least 1.10 to 1.0, and (2) the Borrowers have pro forma Availability of not less than 12.5% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such Acquisition or (C) if consented to by the Administrative Agent, in its sole discretion, the Borrowers have pro forma Availability of not less than 5% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such Acquisition (such Acquisition described in this subclause (C), a “Specified Acquisition”); and (ii) no Event of Default has occurred or would result therefrom;

(f)    if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Borrower and, in accordance with Section 5.13, a Loan Party pursuant to the terms of this Agreement;

(g)    if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Loan Party (or a newly organized Subsidiary that becomes a Loan Party) shall acquire such assets;

(h)    if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(i)    no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would reasonably be expected to have a Material Adverse Effect;

(j)    in connection with an Acquisition of the Equity Interests of any Person, all Liens (other than Permitted Encumbrances and other Liens permitted by Section 6.02 which were not created in contemplation of such Acquisition) on property of such Person shall be terminated unless the Administrative Agent in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens (other than Permitted Encumbrances and other Liens permitted by Section 6.02 which were not created in contemplation of such Acquisition) on such assets shall be terminated; and

(k)    no Default or Event of Default exists or would result therefrom.

“Permitted Discretion” means a determination made in the Administrative Agent’s reasonable good faith judgment in consideration of any factor which (a) would reasonably be expected to adversely affect (i) the value of any Collateral, (ii) the ability to realize upon any Collateral, (iii) the enforceability or priority of the Administrative Agent’s Liens on the Collateral or (iv) the amount that the Administrative Agent and the Lenders would be likely to receive from the liquidation of the Collateral, or
(b)    materially increases the likelihood that the Administrative Agent and the Lenders would not receive payment for all of the Obligations.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security or public liability laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)    non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of the Loan Parties’ business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the Loan Parties, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on their books; and

(g)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary.

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, as applicable), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, an investment grade credit rating obtainable from S&P or from Moody's;

(c)    investments in certificates of deposit, guaranteed investment certificates, banker's acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated investment grade by S&P or Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Lien” means any Lien permitted under Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means April 1, 2003, the date of the filing of Chapter 11 petitions for Core- Mark International, Inc.; Fleming Companies, Inc.; ABCO Food Group, Inc.; ABCO Markets, Inc.; ABCO Realty Corp.; ASI Office Automation, Inc.; C/M Products, Inc.; Core-Mark Interrelated Companies, Inc.; Core-Mark Mid-Continent, Inc.; Dunigan Fuels, Inc.; Favar Concepts, Ltd.; Fleming Foods Management Co., L.L.C.; Fleming Foods of Texas, L.P.; Fleming International, Ltd.; Fleming Supermarkets of Florida, Inc.; Fleming Transportation Service, Inc.; Food 4 Less Beverage Company, Inc.; Fuelserv, Inc.; General Acceptance Corporation; Head Distributing Company; Marquise Ventures Company, Inc.; Minter- Weisman Co.; Piggly Wiggly Company; Progressive Realty, Inc.; Rainbow Food Group, Inc.; Retail Investments, Inc.; Retail Supermarkets, Inc.; RFS Marketing Services, Inc.; and Richmar Foods, Inc.

“Pine State Acquisition” means the Acquisition contemplated by the Pine State Acquisition Agreement as in effect on the Eighth Amendment Effective Date or as amended in a manner not materially adverse to the Lenders or the Loan Parties, to the extent consummated in accordance therewith; provided, that such Acquisition is either (a) consummated by July 21, 2016, or (b)(i) consummated by September 19, 2016 and (ii) Availability is no less than 20% of the aggregate amount of the Lenders’ Revolving Commitments on a pro forma basis after giving effect to the consummation of such Acquisition.

“Pine State Acquisition Agreement” means that certain Asset Purchase Agreement, entered into as of April 22, 2016, by and between Pine State Trading Co., a Maine corporation, and Core-Mark Midcontinent, Inc., an Arkansas corporation.

“Plan” means any employee pension benefit plan, pension plan or plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or the applicable laws of any other jurisdiction including the PBA, and in respect of which any Borrower or any ERISA Affiliate (i) sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding five (5) plan years, and/or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including, without limitation, the Civil Code) of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.22.

“Qualified ECP Guarantor” means, in respect of any Swap Liability, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Liability or such other person as constitutes an ECP and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCT Guarantee” means, collectively, (i) that certain Subordinated Secured Guaranty Agreement dated as of August 20, 2004 by and between Core-Mark Holding Company, Inc. and the Reclamation Creditors’ Trust for the benefit of the holders of Allowed Class 3(B) TLV Reclamation Claims as the same may be amended or supplemented from time to time, and (ii) that certain Junior Subordinated Secured Guaranty Agreement dated as of August 20, 2004 by and between Core-Mark Holding Company, Inc. and the Reclamation Creditors’ Trust for the benefit of the holders of Allowed Net Non-TLV Reclamation Claims, as the same may be amended or supplemented from time to time.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB or any successor thereto.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of any Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means the Collateral Reserves and the Exposure Reserves, as applicable.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, other than common stock of Holdings) with respect to any Equity Interests in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property, other than common stock of Holdings), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower.

“Reuters” means, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that the aggregate Revolving Commitments shall not at any time exceed $950,000,000. The initial amount of each Lender’s Revolving Commitment after giving effect to the Tenth Amendment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Tenth Amendment Effective Date is $750,000,000. The Revolving Commitments include the Canadian Revolving Commitments available pursuant to the Canadian Subfacility in an aggregate amount not to exceed Cdn. $250,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and Canadian Revolving Loans, as applicable and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans or Canadian Applicable Percentage of the aggregate principal amount of the Canadian Swingline Loans, as applicable, at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan (including Canadian Revolving Loans) made pursuant to
Section 2.01(a).

“S&P” means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors and assigns.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Eleventh Amendment Effective Date, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, (b) any Person with whom it is prohibited to do business on account of Sanctions imposed on a Sanctioned Country in which the Person is operating, organized or resident or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom or (e) the Government of Canada.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided, that at or prior to the time that any transaction relating to such Swap Obligation is executed (or, in the case of foreign exchange swaps, promptly thereafter), the Lender party thereto (other than Chase or Chase Canada) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Person of (or grant of security interest by any Person to support, as applicable) any Excluded Swap Obligations of such Person for purposes of determining any obligations of any Person providing a Guarantee of any of the Secured Obligations.

“Security Agreement” means (i) that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and (ii) any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Seventh Amendment” means that certain Seventh Amendment to Credit Agreement and Third Amendment to Pledge and Security Agreement, dated as of January 11, 2016, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Seventh Amendment Effective Date” means the “Seventh Amendment Effective Date” as defined in the Seventh Amendment.

“Sixth Amendment” means that certain Sixth Amendment to Credit Agreement, dated as of May 21, 2015, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Sixth Amendment Effective Date” means the “Sixth Amendment Effective Date” as defined in the Sixth Amendment.

“SOFA Dilution Ratio” shall mean, at any date, the lesser of (1) the excess (if any) of (a) the amount (expressed as a percentage and rounded up to the nearest 0.25%) equal to (i) the aggregate amount of the applicable Dilution Factors for the twelve (12) fiscal month period most recently tested in connection with the most recent field exam performed by the Administrative Agent, divided by (ii) total gross sales for such twelve (12) fiscal month period, over (b) 3.0% or (2) 5.0%.

“SOFA Period” has the meaning assigned to such term in the definition of Borrowing Base.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Acquisition” has the meaning assigned to such term in the definition of Permitted Acquisition.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings or a Loan Party, as applicable.

“Supermajority Revolving Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time.

"Suppressed Availability" means, as of any date of determination, the result (so long as it is a positive number) of (a) the Borrowing Base as of such date, minus (b) the total Revolving Commitments as of such date; if the result of the foregoing is a negative number, then Suppressed Availability is zero.

“Supported QFC” has the meaning assigned to it in Section 9.22.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Liability” means, with respect to any Person providing a Guarantee of any of the Secured Obligations, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans and Canadian Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage or Canadian Applicable Percentage, as applicable, of the aggregate principal amount of all Swingline Loans and Canadian Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender or Canadian Swingline Lender, Swingline Loans and Canadian Swingline Loans, as applicable, made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans or Canadian Swingline Loans), adjusted to give effect to any reallocation under Section 2.23 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Revolving Lender that is the Swingline Lender or Canadian Swingline Lender, the aggregate principal amount of all Swingline Loans or Canadian Swingline Loans, as applicable made by such Revolving Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans and Canadian Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05(a)(i).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenth Amendment” means that certain Tenth Amendment to Credit Agreement and Sixth Amendment to Pledge and Security Agreement, dated as of March 28, 2017, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Tenth Amendment Effective Date” means the “Tenth Amendment Effective Date” as defined in the Tenth Amendment.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Administrative Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the reasonable determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“Termination Event” means (a) the whole or partial withdrawal of the Borrower(s) or any Subsidiary from a Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Plan or the treatment of a Plan amendment as a termination of partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Plan.

“Third Amendment” means, that certain Third Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, dated as of February 2, 2010, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Third Amendment Effective Date” means the “Third Amendment Effective Date” as defined in the Third Amendment.

“Tranche B Facility” means that certain Note and Warrant Purchase Agreement dated as of August 20, 2004 among Core-Mark Holding Company, Inc. and the other Issuers identified therein, Wells Fargo Bank, N.A. as Administrative Agent, Wells Fargo Bank, as the LC Issuer, and the Purchasers listed therein, as the same may be amended or supplemented from time to time.

“Tranche B Notes” means the notes issued under the Tranche B Facility.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CDOR Rate, the Alternate Base Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:
(i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weekly Reporting Period” means any period (a) during which an Event of Default has occurred and is continuing, or (b) beginning at any time Availability is less than 10% (or 5% for the 60 days immediately following the consummation of a Specified Acquisition) of the aggregate amount of the Lenders’ Revolving Commitments and ending at the end of any 60-day period for which Availability is not less than 10% of the aggregate amount of the Lenders’ Revolving Commitments at all times during such 60-day period.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Reserves” shall mean an Exposure Reserve established by the Administrative Agent in its Permitted Discretion in the event that either (a) Availability at any time is less than $35,000,000 or (b) an Event of Default has occurred, which reserve shall be in an amount reasonably deemed adequate by the Administrative Agent to cover any potential withholding tax liabilities accruing from the Effective Date in the United States or Canada in connection with the Canadian Borrower’s status as a Canadian taxpayer or “permanent establishment” under Canadian law or in connection with the Canadian Subfacility; provided that the Administrative Agent may in its Permitted Discretion thereafter decrease or eliminate any Withholding Reserves.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise
(a)    any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The above shall be interpreted to read that, upon a change in GAAP, either the Borrowers or the Administrative Agent may send a notice to the other party about such change in GAAP and notifying the other party of the intention to continue using GAAP as in effect on the date hereof. Notice may be given before or after any change in GAAP becomes effective and such notice does not require either an amendment to the Credit Agreement or an approval by the Borrowers, Administrative Agent or the Lenders.

SECTION 1.05. Interest Rates; LIBOR Notifications. The interest rate on a Loan denominated in dollars or in Canadian Dollars may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.14(b)(i) and (b)(ii) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Administrative Borrower, pursuant to Section 2.14(b)(iv), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b)(i) or (b)(ii), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(b)(iii)), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.06. Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of

Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08.Currency Matters. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted to the Dollar Equivalent amount of dollars on the date of calculation, comparison, measurement or determination. In particular, without limitation, for purposes of calculating Availability, the Borrowing Base, eligibility criteria including Eligible Accounts, Eligible Inventory, Eligible Investment Grade Accounts, Revolving Commitments or Revolving Exposure, unless expressly provided otherwise, where a reference is made to a dollar amount, the amount is to be considered as the amount in dollars and, therefore, each other currency shall be converted into the Dollar Equivalent thereof in dollars.

SECTION 1.09. Quebec Interpretation. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “survey” shall be deemed to include “certificate of location and plan”, (q) “fee simple title” shall be deemed to include “absolute ownership” and (r) “foreclosure” shall be deemed to include the “exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment leur volonté que la présente convention ainsi que tous autres documents se rattachant aux transactions visées par les présentes soient rédigés en anglais seulement (à moins que le droit applicable exige autrement) et que tous autres documents visés ou s’y rattachant, y compris des avis, puissent être rédigés aussi en anglais seulement.

SECTION 1.10. Limited Condition Transactions. Notwithstanding any other provision of this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (a) determining compliance with any provision of this Agreement that requires the calculation of the Fixed Charge Coverage Ratio, (b) testing availability under baskets set forth in this Agreement or (c) determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (other than with respect to Section 4.02), in each case, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into, in the case of a Limited Condition Eligible Transaction (in each case, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters ending on or prior to the LCT Test Date (for which financial statements are required to have been delivered pursuant to Section 5.01(a) or (b)), the Administrative Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or requirement with respect to the accuracy of representations and warranties or absence of Defaults or Events of Default, such ratio, basket or requirement shall be deemed to have been complied with; provided, with respect to any provision that requires minimum Availability, compliance with such Availability test shall be made at the time any Limited Condition Transaction is consummated instead of on the LCT Test Date (for the avoidance of doubt, it being expressly understood and agreed for purposes of testing such Availability, determinations as to whether a Default or Event of Default has occurred and is continuing shall be made as of the LCT Test Date). If the Administrative Borrower has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time in dollars (or, specifically with respect to Canadian Revolving Loans made under the Canadian Subfacility, Canadian Dollars) during the Availability Period in an aggregate principal amount that will not result in either (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05; provided that with respect to Canadian Revolving Loans, the sum of the aggregate principal amount of Canadian Revolving Loans and the LC Exposure for Canadian Dollar Letters of Credit issued (under the Letter of Credit facility available pursuant to Section 2.06 hereof) shall not exceed Cdn.$250,000,000 (the “Canadian Subfacility”). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or Canadian Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan or Canadian Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05. Notwithstanding anything to the contrary herein, (i) all Canadian Loans shall be made available to the Canadian Borrower only and shall be made by Canadian Lenders under the Canadian Subfacility, and by the Canadian Funding Bank, by way of Canadian Swingline Loans, and (ii) the only financial accommodations available to the Canadian Borrower (in its capacity as Canadian Borrower) under the Canadian Subfacility shall be Canadian Revolving Loans, Canadian Swingline Loans and Letters of Credit; for greater certainty, no other bank products or accommodations, such as, without limitation, Swaps and Swingline Loans (that are not Canadian Swingline Loans), shall be made available under the Canadian Subfacility.

(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans, Canadian Prime Rate Loans, Eurodollar Loans or CDOR Loans as the Administrative Borrower may request in accordance herewith, provided that all Borrowings (that are not Canadian Prime Rate Borrowings) made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan and each Canadian Swingline Loan shall be a Canadian Prime Rate Loan. Each Lender at its option may make any Eurodollar Loan or CDOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and shall not increase the cost of such Loan to the Borrowers.

(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing or CDOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of (i) $100,000 and not less than $500,000, in respect of Eurodollar Revolving Borrowings, and (ii) Cdn.$100,000 and not less than Cdn.$500,000, in respect of CDOR Revolving Borrowings. At the time that each ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $500,000 or Cdn.$500,000, as applicable; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan or Canadian Swingline Loan shall be in an amount that is not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time and may be made on the same date; provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings and CDOR Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Loan or CDOR Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Administrative Borrower shall notify the Administrative Agent and (in the case of a Borrowing under the

Canadian Subfacility) the Canadian Funding Bank of such request either in writing (delivered by hand or facsimile) substantially in the form attached hereto as Exhibit F and signed by the Administrative Borrower or through Electronic Systems if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) (a) in the case of a Eurodollar Borrowing or CDOR Borrowing, not later than 12:00 p.m. (noon), Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or Canadian Prime Rate Borrowing, not later than 12:00 p.m. (noon), Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed promptly upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic Systems to the Administrative Agent and (in the case of a Borrowing under the Canadian Subfacility) the Canadian Funding Bank of a written Borrowing Request in a form approved by the Administrative Agent and the (in the case of a Borrowing under the Canadian Subfacility) Canadian Funding Bank and signed by the Administrative Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be made in dollars (or, in the case of Borrowings under the Canadian Subfacility, Canadian Dollars);

(iv)    whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurodollar Borrowing or a CDOR Borrowing; and

(v)    in the case of a Eurodollar Borrowing or a CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing or a CDOR Revolving Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent and the Canadian Funding Bank, as applicable shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable at any time after the occurrence and during the continuance of any Default (i) to preserve or protect the Collateral, or any portion thereof, (ii) to pay any other amount chargeable to or required to be paid by any Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents which the Borrowers have not paid out at the times required by this Agreement, or (iii) after the occurrence and during the continuation of an Event of Default, to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not exceed $10,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings or Canadian Prime Rate Borrowings, as applicable, and shall be payable within one (1) Business Day after demand by the Administrative Agent. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Supermajority Revolving Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage or Canadian Applicable Percentage, as applicable. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans, Canadian Swingline Loans and Overadvances. (a) (i) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers (excluding the Canadian Borrower in its capacity as Canadian Borrower) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (B) the sum of the total Revolving Exposures exceeding the lesser of the total Revolving Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swingline Loans. To request a Swingline Loan, the Administrative Borrower shall notify the Administrative Agent of such request in writing (delivered by hand or facsimile) or through Electronic Systems if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone), not later than 1:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. Each such telephonic Borrowing Request, if permitted, shall be confirmed promptly upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic Systems to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Administrative Borrower. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Administrative Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 3:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(ii) Subject to the terms and conditions set forth herein, the Canadian Swingline Lender agrees to make Canadian Swingline Loans to the Canadian Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding Canadian Swingline Loans (other than Single-Day Canadian Swingline Loans) exceeding $5,000,000 or (B) the sum of the total Canadian Credit Exposure exceeding the lesser of the total Canadian Credit Commitments and the Borrowing Base; provided that the Canadian Swingline Lender shall not be required to make a Canadian Swingline Loan to refinance an outstanding Canadian Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, repay and reborrow Canadian Swingline Loans. To request a Canadian Swingline Loan, the Administrative Borrower shall notify the Administrative Agent and the Canadian Funding Bank of such request in writing (delivered by hand or facsimile) or through Electronic Systems if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone), not later than 1:00 p.m., Chicago time, on the day of a proposed Canadian Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Canadian Swingline Loan. Each such telephonic Borrowing Request, if permitted, shall be confirmed promptly upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic Systems to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Administrative Borrower. The Canadian Funding Bank will promptly advise the Canadian Swingline Lender of any such notice received from the Administrative Borrower. The Canadian Swingline Lender shall make each Canadian Swingline Loan available to the Canadian Borrower by means of a credit to the Funding Account (or, in the case of a repayment of another Canadian Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Canadian Funding Bank to be distributed to the Canadian Lenders) by 3:00 p.m., Chicago time, on the requested date of such Canadian Swingline Loan. For purposes of this Section 2.05(a)(ii), “Single-Day Canadian Swingline Loans” shall mean Canadian Swingline Loans that are made by the Canadian Swingline Lender as an accommodation to Canadian Lenders that are unable to fund on the same day as a requested Canadian Prime Rate Borrowing, which Single-Day Canadian Swingline Loans shall be funded by the applicable Canadian Lenders on the first Business Day following the date of such Canadian Prime Rate Borrowing. The Canadian Swingline Lender is not required to make any Single-Day Canadian Swingline Loan hereunder and will not make any Single-Day Swingline Loan that would cause its outstanding Canadian Revolving Loans to exceed its Canadian Revolving Commitment.

(b)    (i) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., Chicago time, on any Business Day require the Revolving Lenders (who are not Canadian Lenders) to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each such Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each such Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from such Revolving Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to such Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(ii) The Canadian Swingline Lender may by written notice given to the Administrative Agent and Canadian Funding Bank not later than 9:00 a.m., Chicago time, on any Business Day require the Canadian Lenders to acquire participations on such Business Day in all or a portion of the Canadian Swingline Loans outstanding. Such notice shall specify the aggregate amount of Canadian Swingline Loans in which Canadian Lenders will participate. Promptly upon receipt of such notice, the Canadian Funding Bank will give notice thereof to each Canadian Lender, specifying in such notice such Lender's Canadian Applicable Percentage of such Canadian Swingline Loan or Loans. Each Canadian Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Canadian Funding Bank, for the account of the Canadian Swingline Lender, such Lender's Canadian Applicable Percentage of such Canadian Swingline Loan or Loans. Each Canadian Lender acknowledges and agrees that its obligation to acquire participations in Canadian Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Canadian Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Canadian Funding Bank shall promptly pay to the Canadian Swingline Lender the amounts so received by it from the Canadian Lenders. The Canadian Funding Bank shall notify the Canadian Borrower of any participations in any Canadian Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Canadian Swingline Loan shall be made to the Canadian Funding Bank and not to the Canadian Swingline Lender. Any amounts received by the Canadian Swingline Lender from the Canadian Borrower (or other party on behalf of the Canadian Borrower) in respect of a Canadian Swingline Loan after receipt by the Canadian Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Canadian Funding Bank; any such amounts received by the Canadian Funding Bank shall be promptly remitted by the Canadian Funding Bank to the Canadian Lenders that shall have made their payments pursuant to this paragraph and to the Canadian Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Canadian Swingline Lender or to the Canadian Funding Bank, as applicable, if and to the extent such payment is required to be refunded to the Canadian Borrower for any reason. The purchase of participations in a Canadian Swingline Loan pursuant to this paragraph shall not relieve the Canadian Borrower of any default in the payment thereof.

(c)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Administrative Borrower, the Administrative Agent may in its reasonable discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings or Canadian Prime Rate Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $10,000,000 at any time, no Overadvance may remain outstanding for more than thirty days, all Overadvances shall be payable within one (1) Business Day after demand by the Administrative Agent and no Overadvance shall cause any Revolving Lender's Revolving Exposure to exceed its Revolving Commitment; provided that, the Supermajority Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(d)    Upon the making of an Overadvance by the Administrative Agent, each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage or Canadian Applicable Percentage, as applicable, of the Revolving Commitment. The Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit (for Wells Fargo, consisting solely of standby or sight commercial Letters of Credit and solely in United States dollars) for the account of any Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided, that Issuing Bank may, but shall have no obligation, to issue such requested Letters of Credit pursuant to this Agreement if such requested Letters of Credit would cause the LC Exposure to exceed $60,000,000. Anything contained herein to the contrary notwithstanding, Wells Fargo as Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Except as set forth in Section 2.06(k), all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or facsimile (or transmit through Electronic Systems, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 12:00 noon, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name of the Borrower for whose account such Letter of Credit is to be issued, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit and shall be accompanied by such documents that Issuing Bank may reasonably request or require (it being expressly understood and agreed that for purposes hereof, such Issuing Bank’s records of the content of any such request will be conclusive absent manifest error). If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit, or if any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or the issuance of such Letter of Credit would violate one or more requirements or policies of such Issuing Bank applicable to letters of credit generally. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Administrative Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank may approve or decline such request in its sole discretion. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b). Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance such Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are reasonably deemed necessary or appropriate by the applicable Issuing Bank, and Borrowers hereby consent to such revisions and changes so long as the Letters of Credit issued pursuant thereto are not materially different (in form or substance) from those set forth in the application executed by the applicable Borrower in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request an Issuing Bank issue a Letter of Credit for the account of an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against such Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among such Issuing Bank and Borrowers. Borrowers will examine the copy of such Letter of Credit and any other documents sent by such Issuing Bank to Borrowers in connection therewith and shall use commercially reasonable efforts to promptly notify such Issuing Bank of any non-compliance with Borrowers' instructions and of any discrepancy in any document under any presentment or other irregularity identified by such Borrower (it being expressly understood that any Borrower’s failure to provide such notification shall not constitute a breach or Default by any Borrowers).

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. Borrowers understand and agree that no Issuing Bank shall be required by the terms hereof to extend the expiration date of any Letter of Credit for any reason.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 11:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 11:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers hereby request in accordance with Section 2.03 or 2.05, unless the Administrative Borrower specifically gives notice to the Administrative Agent to the contrary, that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever including (i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) payment by the Issuing Bank under a Letter of Credit against any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or by its gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower by telephone (confirmed by facsimile or through Electronic Systems) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that any Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment by such Revolving Lender.

(i)    Replacement of the Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving

Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above; provided, that if a Lender is replaced or removed by Borrowers (whether under Section 2.19(b), Section 9.02(d) or any similar provision of any Loan Document), such Lender shall be deemed to concurrently resign as an Issuing Bank hereunder without appointment of a successor.

(j)    Cash Collateralization and Backstop Letter of Credit. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral or the delivery of a Backstop Letter of Credit pursuant to this paragraph, the Borrowers shall either (a) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon (if any); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VII, or (b) provide to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a letter of credit in form and substance, on terms and from a lending institution reasonably satisfactory to the Administrative Agent, which letter of credit shall be in a face amount equal to 103% of the L/C Exposure as of such date plus accrued and unpaid interest thereon (if any) (the “Backstop Letter of Credit”). With respect to any LC Collateral Account: (i) such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations; (ii) the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each of the Borrowers hereby grants the Administrative Agent a security interest in the LC Collateral Account; (iii) other than any interest earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest; (iv) interest or profits, if any, on such investments shall accumulate in such account; (v) moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations in accordance with Section 2.18(b); and (vi) any remaining amount shall be promptly returned to the Borrowers. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured to the satisfaction of the Administrative Agent or waived in writing. With respect to any Backstop Letter of Credit: (A) the Administrative Agent shall be the named beneficiary of such letter of credit; (B) drawings upon such letter of credit shall be made in the Administrative Agent’s reasonable discretion to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations in accordance with Section 2.18(b); and (C) if the Borrowers are required to provide a letter of credit hereunder as a result of the occurrence of an Event of Default, such letter of credit (to the extent not drawn as aforesaid) shall be cancelled and returned to the issuing bank within five Business Days after all such Events of Default have been cured or waived.

(k)    Existing Letters of Credit. Notwithstanding anything to the contrary in this Agreement, the terms of payment of the Existing Letters of Credit (and any issuance fees paid in connection therewith) shall be governed by the terms relating thereto set forth in the loan documents under which such Existing Letters of Credit were issued.

(l)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be reasonably requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) promptly, after each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) promptly, after any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) promptly, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

Any reference to (i) Borrowers in this Section 2.06 shall not include the Canadian Borrower (in its capacity as Canadian Borrower), and (ii) any reference to Revolving Lenders in this Section 2.06 shall not include the Canadian Lenders. For the avoidance of doubt, Letters of Credit issued under this Section 2.06 may be denominated in either United States or Canadian Dollars, provided that any Letters of Credit issued in Canadian Dollars are subject to both the Letter of Credit sublimit contained in this Section 2.06 and the Canadian Subfacility sublimit contained in Section 2.01.

(m)    Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice.

(n)    At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by any Issuing Bank to enable such Issuing Bank to issue any Letter of Credit pursuant to this Agreement and any document related to a Letter of Credit hereunder, or to give effect to the terms and provisions of this Agreement or any document related to a Letter of Credit hereunder, with respect to the Letters of Credit issued by it. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, with notice to Borrowers, to execute and deliver such necessary ancillary documents and letters as are customary to be so executed and delivered by an issuing bank on behalf of an account party in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to such necessary ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent or the Canadian Funding Bank, as applicable, most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender's Applicable Percentage or Canadian Applicable Percentage, as applicable; provided that, Swingline Loans and Canadian Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent or the Canadian Funding Bank, as applicable, will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the respective Funding Account; provided that ABR Revolving Loans and/or Canadian Prime Rate Loans, as applicable, made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent or the Canadian Funding Bank, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Funding Bank, as applicable, such Lender's share of such Borrowing, the Administrative Agent or the Canadian Funding Bank, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers or the Canadian Borrower, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Funding Bank, as applicable, then the applicable Lender agrees to pay to the Administrative Agent or the Canadian Funding Bank, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent or the Canadian Funding Bank, as applicable, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; provided that nothing herein shall discharge the Borrowers of any obligation to pay interest on the Loans in the manner and amounts set forth in this Agreement. If such Lender pays such amount to the Administrative Agent or the Canadian Funding Bank, as applicable, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing or CDOR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing or CDOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Canadian Swingline Borrowings, Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Administrative Borrower shall notify the Administrative Agent of such election either in writing (delivered by hand or facsimile) by delivering an Interest Election Request signed by the Administrative Borrower or through Electronic Systems if arrangements for doing so have been approved by the Administrative Agent (or if Extenuating

Circumstances shall exist, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Administrative Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed promptly upon the cessation of the Extenuating Circumstances by hand delivery, Electronic Systems or facsimile to the Administrative Agent and (in the case of a Borrowing under the Canadian Subfacility) the Canadian Funding Bank of a written Interest Election Request in the form attached hereto as Exhibit H signed by the Administrative Borrower.

(c)    Each telephonic and written Interest Election Request (including requests submitted through Electronic Systems) shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurodollar Borrowing or a CDOR Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing or a CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a CDOR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent or the Canadian Funding Bank, as applicable, shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)    If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing or a CDOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing or a CDOR Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing or CDOR Revolving Borrowing shall be converted to an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable, at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination of Commitments.    (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b)    The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit or a Backstop Letter of Credit equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees (including, without limitation all the Issuing Bank’s fees), and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)    The Administrative Borrower shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.

(d)    Upon termination of this Agreement, the Administrative Agent may, if either (i) a claim is asserted or threatened or a notice of assessment has been received or is threatened for withholding liabilities by any Governmental Authority in either the United States or Canada arising in connection with this Agreement or the transactions contemplated hereby or (ii) all or substantially all of the assets of the Borrowers are (or are contemplated to be) liquidated or otherwise disposed of or the Borrowers have otherwise substantially ceased (or are contemplating ceasing) business operations, the Administrative Agent may require the Borrowers to obtain a letter of credit for the benefit of the Lenders or pledge cash collateral in an amount that the Administrative Agent reasonably determines will be sufficient to protect the Administrative Agent and the Lenders from any liability accrued and unpaid for withholding tax liabilities (actual or contingent) accrued under United States or Canadian laws during the term of this Agreement.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally, jointly and severally, promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, (iii) to the Swingline Lender and the Canadian Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan and Canadian Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan and Canadian Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans and Canadian Swingline Loans then outstanding from the proceeds of Revolving Loans or otherwise, and (iv) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b)    At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, at or before 1:00 p.m., Chicago time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account first to apply to any Protective Advances and Overadvances that may be outstanding, pro rata, and second to apply to the Revolving Loans (including Swingline Loans and Canadian Swingline Loans) and to cash collateralize outstanding LC Exposure (if and to the extent that such cash collateral is required under Section 2.06(j)).

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and the date such Loan is made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent and the Canadian Funding Bank hereunder for the account of the Lenders and each Lender's share thereof.

(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender, the Administrative Agent or the Canadian Funding Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its successors and assigns) and substantially in the form attached hereto as Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Repayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to repay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c)    of this Section.

(b)    Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, the Borrowers shall repay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c)    The Borrowers shall notify the Administrative Agent (and, in the case of repayment of a Swingline Loan or Canadian Swingline Loan, the Swingline Lender or the Canadian Funding Bank, as applicable) by telephone (confirmed by facsimile) or through Electronic Systems, if arrangements for doing so have been approved by the Administrative Agent, of any repayment hereunder (i)    in the case of repayment of a Eurodollar Revolving Borrowing or a CDOR Revolving Borrowing, not later than 12:00 p.m. (noon), Chicago time, three Business Days before the date of repayment, (ii) in the case of repayment of an ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing, not later than 12:00 p.m. (noon), Chicago time, on the date of repayment or (iii) in the case of repayment of a Swingline Loan or Canadian Swingline Loan, not later than 1:00 p.m., Chicago time, on the date of repayment. Each such notice shall be irrevocable and shall specify the repayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of repayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of repayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent and the Canadian Funding Bank, if applicable, shall advise the Lenders of the contents thereof. Each repayment of a Revolving

Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Repayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender an unused commitment fee, which shall accrue (x) at all times prior to the Third Amendment Effective Date, at the rate provided in the Existing Credit Agreement (as defined in the Third Amendment) and (y) from and after the Third Amendment Effective Date, at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued unused commitment fees shall be payable in arrears on the first day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All unused commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender (who is not a Canadian Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue (A) with respect to standby Letters of Credit, (x) at all times prior to the Third Amendment Effective Date, at the rate provided in the Existing Credit Agreement (as defined in the Third Amendment) and (y) from and after the Third Amendment Effective Date, at a rate equal to the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans minus 0.50% on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (B) with respect to documentary Letters of Credit, (x) at all times prior to the Third Amendment Effective Date, at the rate provided in the Existing Credit Agreement (as defined in the Third Amendment) and (y) from and after the Third Amendment Effective Date, at a rate equal to the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans minus 0.50% on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue (x) at all times prior to the Third Amendment Effective Date, at the rate provided in the Existing Credit Agreement (as defined in the Third Amendment) and (y) from and after the Third Amendment Effective Date, at the rate of 0.125% per annum (or such other rate as agreed to between Borrowers and the applicable Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees (including standard fees with respect to the Existing Letters of Credit) with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate and the Loans comprising each Canadian Prime Rate Borrowing (including each Canadian Swingline Loan) shall bear interest at the Canadian Prime Rate.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    The Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)    Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate for Revolving Loans plus 2%.

(e)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default resulting from an event described in clause (a) or (b) of Article VII, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that all overdue amounts payable under the Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to such other amount as provided hereunder.

(f)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. The Canadian Borrower shall pay to the Canadian Funding Bank, for the ratable benefit of the Canadian Lenders, in accordance with this Subsection 2.13(f), interest accrued on all Canadian Prime Rate Loans and CDOR Loans (which shall be payable by the Canadian Funding Bank to the Canadian Lenders on the next Business Day after payment by the Canadian Borrower).

(g)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Prime Rate, the CDOR Rate and to the Alternate Base Rate, at times when the Alternate Base Rate is based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, the CDOR Rate or the Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(h)    For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent to the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).

SECTION 2.14. Alternate Rates of Interest.

(a)    CDOR Borrowing. If prior to the commencement of any Interest Period for a CDOR Borrowing:

(i)    the Administrative Agent or the Canadian Funding Bank determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the CDOR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders through Electronic Systems as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Borrowing shall be ineffective and any such CDOR Borrowing shall be repaid or converted to a Canadian Prime Rate Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a CDOR Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing.

(b)    Eurodollar Borrowing. Subject to clauses (i) through (vi) of this Section 2.14(b), if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(w)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(x)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders through Electronic Systems as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted to an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause
(ii)    shall not be effective unless the Administrative Agent has delivered to the Lenders and the Administrative Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(iii)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iv)    The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement,
(C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-

occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(v)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)    Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(c)    Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing or CDOR Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or CDOR Loans or to convert ABR Borrowings to Eurodollar Borrowings or Canadian Prime Rate Borrowings to CDOR Borrowings, as applicable, will be suspended until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all (i) Eurodollar Borrowings of such Lender in dollars to the Borrowers to ABR Borrowings, and (ii) CDOR Borrowings of such Lender to Canadian Prime Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings or CDOR Borrowing, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the applicable Borrowers will also pay accrued interest on the amount so prepaid or converted or prepaid.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans or CDOR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurodollar Loan or CDOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, this Section 2.15(a) shall not apply to any matter governed by Section 2.17.

(b)    If any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement, the Revolving Commitments of, or the Loans made by, or participations in Letters of Credit, Swingline Loans, Canadian Swingline Loans, Overadvances or Protective Advances held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company would have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event, to the extent actually incurred by such Lender. In the case of a Eurodollar Loan or CDOR Loan, such loss, cost or expense to any Lender shall include the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent, timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient)

on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W- 8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty.

(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or

(4)    to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after- Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Seventh Amendment Effective Date, Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471- 2(b)(2)(i).

(j)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the Canadian Funding Bank, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to the Issuing Bank (including payments under any Existing Letters of Credit), Swingline Lender, Canadian Swingline Lender or the Canadian Funding Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars (except that payments made under the Canadian Subfacility shall be made in Canadian Dollars). At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

(b)    Any proceeds of Collateral received by the Administrative Agent or the Canadian Funding Bank, as applicable, (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers) or (B) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank (including with respect to the Existing Letters of Credit) from the Borrowers (other than in connection with Banking Services), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to repay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services, ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers, and tenth, to payment to Issuing Bank for issuance of standby L/C in favor of the Administrative Agent in an amount to be determined by the Administrative Agent with respect to subsection 212(13.2) of the Income Tax Act (Canada). Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan or CDOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or CDOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans, as applicable, of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

(c)    All payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.03 or a deemed request as provided in this Section or, if there is not sufficient Availability to make such payment or if all conditions to Borrowing have not been satisfied, may be deducted from any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Funding Bank, as applicable. The Borrowers hereby irrevocably authorize (i) the Administrative Agent or the Canadian Funding Bank, as applicable, to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, Canadian Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) if there is not sufficient Availability to make such payment or if all conditions to Borrowing have not been satisfied, the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Funding Bank, as applicable, for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)    Unless the Administrative Agent and the Canadian Funding Bank shall have received notice from the Borrowers prior to the close of business on the date on which any payment is due to the Administrative Agent or the Canadian Funding Bank for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent and the Canadian Funding Bank may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent and the Canadian Funding Bank, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent and the Canadian Funding Bank, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15 or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant Section 2.17, then:

(a)    such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, and (ii) in the sole good faith judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

(b)    the Borrowers may, at their sole expense and effort, require such Lender (but, in the case of a Lender requesting compensation under Section 2.15, only if the majority of the other Lenders are not similarly affected) or any Defaulting Lender (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent within thirty (30) days after such default by the Departing Lender, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans or Canadian Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the Canadian Funding Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the Canadian Funding Bank or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Canadian Funding Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21. Increase In Commitments. Notwithstanding anything to the contrary contained in this Agreement:

(a)    Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time request an increase in the aggregate Revolving Commitments by an amount not less than $10,000,000 for any such increase and not exceeding $200,000,000 for all such increases following the Tenth Amendment Effective Date; provided, that any increase in the aggregate Revolving Commitments pursuant to this Section 2.21 shall not result in an increase in the amount of any of the subfacilities contained in this Agreement, and if there are any mortgaged real properties that are part of the Collateral, shall not be effective until completion of flood insurance diligence, documentation and coverage in accordance the Flood Disaster Protection Act of 1973, as amended, has been completed on structures located on such mortgaged real properties. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 30 days from the date of delivery of such notice to the Lenders). Each

Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment with respect to Loans and Letters of Credit and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase such Commitment. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may, with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld), invite additional lending institutions to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)    If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Financial Officer or otherwise acceptable officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists.

SECTION 2.22. Adjustments of Advance Rates and Reserves; Permitted Acquisition Eligibility and Reporting. (a) The Administrative Agent may from time to time, in its Permitted Discretion, reduce the advance rates used in the calculation of the Borrowing Base or adjust or establish one or more Collateral Reserves against the Borrowing Base or Exposure Reserves against Availability, with such changes to be effective (A) if no Default or Event of Default has occurred and is continuing, three (3) days after delivery of notice thereof to the Borrowers and the Lenders, and (B) after the occurrence and during the continuation of a Default or an Event of Default, immediately. Notwithstanding the foregoing, (i) the Administrative Agent will not use a single basis for adjustment to both establish new Reserves and to reduce advance rates, (ii)    the size of any required Reserves and/or advance rate reductions will be reasonably related to the Administrative Agent’s and the Lenders’ increased risk with respect to the basis for adjustment, and (iii) no single Reserve will count against both the Borrowing Base and Availability. The Administrative Agent may use its Permitted Discretion to determine whether future Reserves should constitute Collateral Reserves or Exposure Reserves and may from time to time in its Permitted Discretion determine that a Reserve should be recategorized from a Collateral Reserve or Exposure Reserve to the other type of Reserve hereunder.

(b) Notwithstanding anything to the contrary contained in this Agreement, Accounts and Inventory acquired in connection with a Permitted Acquisition that is permitted pursuant to the terms of this Agreement may be included as Eligible Accounts and Eligible Inventory without the requirement of a field audit or other appraisal thereof by the Administrative Agent to the extent that (x) such Accounts and Inventory meet the requirements of the definitions of Eligible Accounts and Eligible Inventory, respectively, and (y) in the case of Accounts, the Accounts are owed by Account Debtors that already have Accounts included in the calculation of Eligible Accounts, and, in the case of Inventory, the type of Inventory acquired is already a type of Inventory sold by the Borrowers and entered as an SKU in the Borrowers’ inventory system. Notwithstanding anything to the contrary contained in the definition of “Permitted Acquisition” or in Section 6.04, the Borrowers shall not be required to make any prior reports to the Administrative Agent or the Lenders in connection with “Permitted Acquisitions” made by the Borrowers in an aggregate amount during the term of this Agreement not to exceed 5% of the

Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to such Permitted Acquisition).

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank, Swingline Lender or Canadian Swingline Lender hereunder; third, to cash collateralize the LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks, Swingline Lender or Canadian Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks, Swingline Lender or Canadian Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure, Swingline Loans and Canadian Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document;

provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Loans, Canadian Swingline Loans and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender or Canadian Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages or Canadian Applicable Percentages, as applicable, but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)    so long as such Lender is a Defaulting Lender, the Swingline Lender and Canadian Swingline Lender shall not be required to fund any Swingline Loan or Canadian Swingline Loan, as applicable, and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(d), and Swingline Exposure related to any such newly made Swingline Loan or Canadian Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender, the Canadian
Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender and Canadian Swingline Lender shall not be required to fund any Swingline Loan or

Canadian Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender, the Canadian Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender, the Canadian Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Swingline Lender, the Canadian Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans and Canadian Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage or Canadian Applicable Percentage, as applicable.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and subsisting and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrowers have heretofore furnished to the Lenders Holdings’ consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2004, reported by PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2005, certified by its chief financial officer. Such financial state- ments present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2004.

SECTION 3.05. Properties. (a) As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party under any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted the absence of which would reasonably be expected to have a Material Adverse Effect, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05(b), and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and except as set forth on Schedule 3.05, the Loan Parties’ rights thereto are not, as of the date of this Agreement, subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability (including any property now or previously in its charge, management or control).

(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Except with respect to matters governed by Section 3.09, each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material federal income tax returns and reports (including the Canadian Borrower’s Canadian Tax returns) required to have been filed after the Petition Date and has paid or caused to be paid all material Taxes required to have been paid by it after the Petition Date, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, no tax liens, other than the British Columbia Tax Lien, have been filed after the Petition Date and no material claims have been asserted with respect to any such taxes after the Petition Date. The Borrowers have provided the Administrative Agent with true and complete copies of the Canadian federal income tax returns of the Canadian Borrower for the years 2003 and 2004. The British Columbia Tax Lien relates to tobacco tax liabilities that are accounted for in the monthly computation of the Canadian Tobacco Tax Reserve.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Lien has arisen, choate or inchoate, in respect of any Loan Party or its property in connection with any Plan. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and its terms, including timely filing of all reports and funding as required under the Code or ERISA. Except as set forth on Schedule 3.10 no Plan has any material unfunded pension liability.

SECTION 3.11. Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Borrower or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of any Borrower, as of the date of delivery thereof, the information included in the Beneficial Ownership Certification most recently provided to the Lenders in connection with this Agreement is true and correct in all respects.

SECTION 3.12. Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. Except for such defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in the light of all facts and circumstances then existing, represents the amount that can reasonably be expected to become actual or matured liabilities.

(b) No Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Borrowers and the Subsidiaries is adequate.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Effective Date, (a)    a correct and complete list of the name and relationship to each Borrower of each and all of such Borrower’s active Subsidiaries, (b) a true and complete listing of each class of each Borrower’s authorized Equity Interests, of which all of such issued and outstanding shares are validly issued and outstanding, fully paid and non-assessable, and, in the case of each Borrower other than Holdings, owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders. For Liens in Collateral for which perfection is governed by the UCC or filing with the United States Copyright Office, such Liens shall constitute continuing perfected Liens on the Collateral, securing the Secured Obligations, upon (a) filing of a financing statement under the UCC and the completion of the filings and other necessary actions, (b) the delivery to the Administrative Agent of all Collateral consisting of instruments and certificated securities, (c) the execution of control agreements with respect to investment property not in certificated form and deposit accounts and (d) appropriate filings with the United States Copyright Office. Such security interest shall be prior to all other Liens on the Collateral except for (a) Permitted Encumbrances or Liens otherwise permitted under this Agreement, to the extent any such Permitted Encumbrances or other Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Labor Disputes. Except for matters that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, and (c) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.18. Affiliate Transactions. Except as set forth on Schedule 3.18, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions involving more than $250,000 individually or $1,000,000 in the aggregate between any Loan Party and any of the officers, members, managers, directors, stockholders (holding 20% or more of equity interests in the case of Holdings), parents, other interest holders (holding 20% or more of equity interests in the case of Holdings), employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

SECTION 3.19. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.20. Anti-Corruption Laws and Sanctions. (i) The Borrowers have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, (ii) to the extent applicable, the Borrowers, their Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and no Borrower is knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person, (iii) none of (a) the Borrowers, any Subsidiary or, to the knowledge of the Borrowers or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person and (iv) no Borrowing or Letter of Credit, use of proceeds or other Transaction shall directly, or to the knowledge of the Borrowers indirectly, violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.21. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties' counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit B.

(b)    Financial Statements, Projections and Canadian Tax Returns. The Administrative Agent shall have received (i) audited consolidated financial statements of Holdings for the December 31, 2003 and 2004 fiscal years, (ii) unaudited interim consolidated financial statements of Holdings for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i)    of this paragraph as to which such financial statements are available including the period ended June 30, 2005, (iii) satisfactory projections for the period commencing with the beginning of Borrower’s fiscal year 2006 through the end of the fiscal year ending December 31, 2010, and (iv) copies of the federal and provincial (if applicable) Canadian income Tax returns of the Canadian Borrower for Fiscal Years 2003 and 2004.

(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates; etc. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or other Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate or certificate of status for each Loan Party from its jurisdiction of organization.

(d)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower and each other Loan Party, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e)    Fees. The Lenders and the Administrative Agent shall have received (i) all fees required to be paid, and (ii) all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Effective Date.

(f)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)    Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized, supported by a Letter of Credit or rolled over as an Existing Letter of Credit.

(h)    Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrowers and the Canadian deposit account of the Canadian Borrower (domiciled in Canada) (the “Funding Account”) to which the Administrative Agent, Canadian Funding Bank or any Lender is authorized by the Borrowers and the Canadian Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement. Any reference to the Funding Accounts in this Agreement, in respect of Canadian Borrowings, shall mean the Canadian Borrower’s deposit account domiciled in Canada.

(i)    Collateral Access and Control Agreements. The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) Deposit Account Control Agreements required to be provided pursuant to Section 4.14 of the Security Agreement.

(j)    Solvency. The Administrative Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, from a Financial Officer.

(k)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a mutually agreed Business Day, which Business Day shall be as recent as practicable and in no event shall be more than 15 days prior to the Effective Date.

(l)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(n)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.

(o)    Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.

(p)    Consents and Approvals. The Administrative Agent shall have received evidence from the Borrowers that all governmental and third party consents and approvals necessary in connection with the Transactions and the continuing operations of the Borrowers and their Subsidiaries shall have been obtained on satisfactory terms and shall be in full force and effect.
(q)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or the Issuing Bank may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Chicago time, on October 15, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except in the case of representations and warranties that relate by their terms to a specified date).

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)    After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or been cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a)    within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows (all with segment information for Canadian operations consistent with the 10-K filed by Holdings with the SEC for that fiscal year) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, followed by any management letter prepared by said accountants;

(b)    within 45 days after the end of each of the first three fiscal quarters of Holdings, its consolidated balance sheet and related statements of operations and cash flows (all with segment information for Canadian operations, consistent with the 10-Q filed by Holdings with the SEC for that fiscal quarter) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    within 30 days after the end of each fiscal month of Holdings occurring during the period beginning at any time the Borrowers have Availability of less than 10.0% (or 5.0% for the 60 days immediately following the consummation of a Specified Acquisition) of the aggregate amount of the Lenders’ Revolving Commitments through and including the date that the Borrowers have maintained at all times for 30 consecutive days, Availability of not less than 10.0% (or 5.0% for the 60 days immediately following the consummation of a Specified Acquisition) of the aggregate amount of the Lenders’ Revolving Commitments, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (on a FIFO basis), subject to normal year- end audit adjustments and the absence of footnotes;

(d)    concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Administrative Borrower in substantially the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 (if such compliance has been triggered pursuant to the terms of this Agreement) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)    within 45 days of the filing thereof, copies of the Canadian Borrower’s federal and provincial (if applicable) Canadian income Tax returns for the Fiscal Year to which such financial statements in clause (a) apply;

(f)    as soon as available, but in any event not more than 60 days following the end of each fiscal year of the Borrowers, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Holdings and its Subsidiaries on a consolidated basis for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g)    as soon as available but in any event within 20 days of the end of each calendar quarter, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided, that during a Monthly Reporting Period, the reports required pursuant to this Section 5.01(g) will be delivered within 20 days of the end of each calendar month; provided further, that (i) at the option of the Borrowers at any time or (ii) at the request of the Administrative Agent during a Weekly Reporting Period, the reports required pursuant to this Section 5.01(g) will be delivered by Wednesday of each calendar week (for the calendar week most recently ended) or more frequently;

(h)    as soon as available but in any event within 20 days of the end of each calendar quarter, as of the period then ended, to the extent practicable delivered electronically in a text formatted file:

(i)    a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by due date (with notation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name and balance due for each Account Debtor;

(ii)    a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class and by product type, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrowers are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)    a worksheet of calculations prepared by the Administrative Borrower to determine Eligible Accounts, Eligible Inventory, and Eligible Investment Grade Accounts, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts, Eligible Inventory, and Eligible Investment Grade Accounts, and the reason for such exclusion; and

(iv)    a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;

provided, that (A) during a Monthly Reporting Period, the reports required pursuant to this Section 5.01(h) will be delivered within 20 days of the end of each calendar month, and (B) (I) at the option of the Borrowers at any time or (II) at the request of the Administrative Agent during a Weekly Reporting Period, the reports required pursuant to this Section 5.01(h) will be delivered by Wednesday of each calendar week (for the calendar week most recently ended) or more frequently, provided that, with respect to the reports required in clauses (i) and (ii) above, weekly reporting shall include only summary schedules (and shall not include the report of variances required in clause (ii)(2) above) unless the detailed schedules are specifically requested by the Administrative Agent, with the detailed schedules continuing on a monthly basis, and the worksheet required under clause (iii) above and the reconciliation required under clause (iv) above shall be delivered on no more frequently than a monthly basis;

(i)    as soon as available but in any event within 20 days of the end of each calendar quarter (and within 20 days of the end of each calendar month during (i) a Monthly Reporting Period or (ii) any period for which Borrowing Base Certificates are required to be delivered more frequently than monthly pursuant to Section 5.01(g)), as of the period then ended, a schedule and aging of the Borrowers’ accounts payable, to the extent practicable delivered electronically in a text formatted file;

(j)    promptly upon the Administrative Agent’s reasonable request:

(i)    copies of invoices in connection with the invoices issued by any Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)    copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;

(iii)    [Intentionally Omitted]

(iv)    a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(k)    promptly upon the Administrative Agent’s reasonable request, as of the period then ended, copies of the Borrowers’ sales journals, cash receipts journals (identifying trade and non-trade cash receipts) and debit memo/credit memo journals;

(l)    promptly upon the Administrative Agent’s reasonable request, copies of certain income Tax returns filed by any Loan Party with the U.S. Internal Revenue Service or the Canada Revenue Agency, to be provided 45 days after filing, if requested;

(m)    promptly upon the Administrative Agent’s request, a certificate of good standing or certificate of status, as applicable, for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(n)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, Securities Commission of any Province of Canada or any Governmental Authority succeeding to any or all of the functions of said Commission(s), or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be;

(o)    concurrently with the delivery of Borrowing Base Certificates pursuant to Section 5.01(g) (but in no event more frequently than monthly to the extent that Borrowing Base Certificates are delivered more frequently than monthly pursuant to Section 5.01(g)), a copy of the prior period’s account statement(s) provided by the depository bank to the Borrowers for any bank account that contains amounts in trust for the payment of Canadian tobacco tax liabilities; and

(p)    promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent prompt written notice of any of the following of which any Borrower acquires knowledge:

(a)    the occurrence of any Default;

(b)    receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $7,500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws with damages in excess of $7,500,000, or (vi) contests any tax, fee, assessment, or other governmental charge in excess of $7,500,000;

(c)    any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral in an amount in excess of $2,500,000;

(d)    any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more per occurrence, whether or not covered by insurance (for the avoidance of any doubt, this provision excludes workers compensation, auto and general liability claims);

(e)    any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(f)    the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);

(g)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(h)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section (other than notices under clause (f) unless reasonably requested by the Administrative Agent) shall be accompanied by a statement of a Financial Officer or other executive officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary (other than inactive Subsidiaries that have no material assets) to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and in substantially the same manner as it is presently conducted except where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except in each case where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (in the presence of such Loan Party) independent accountants, all at such reasonable times and as often as reasonably requested. Any Lender may participate, at such Lender’s own expense, in any examination conducted by the Administrative Agent. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. Except with respect to matters governed by Section 5.04, each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs of the Borrowers in the ordinary course of business, to refinance certain existing Indebtedness and for other general business purposes of the Borrowers. No part of the proceeds of any

Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers and their Subsidiaries shall not directly, or to their reasonable knowledge, indirectly use the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company insurance in such amounts and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations; provided, that if there are any mortgaged real properties, flood insurance coverage in accordance Flood Insurance Laws, as amended, shall be maintained on structures located on such mortgaged real properties if required by applicable Law. The Borrowers will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b)    will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. Appraisals and Field Examinations. At any time that the Administrative Agent reasonably requests, the Borrowers and the Subsidiaries will (a) provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; and (b) permit the Administrative Agent to conduct a field examination of the Collateral and business operations of the Borrowers and the Subsidiaries; provided, however, that if no Default or Event of Default has occurred and is continuing, only one such appraisal per calendar year and one such field examination (or two such field examinations, if Modified Excess Availability at any time in such calendar year falls below 15% of the aggregate amount of the Lenders’ Revolving Commitments) per calendar year shall be at the sole expense of the Loan Parties (it being understood that any appraisals or field examinations commenced while a Default or Event of Default exists shall be at the sole expense of the Loan Parties).

SECTION 5.12. Depository Banks. Each Borrower and each Subsidiary (other than inactive Subsidiaries) will maintain one or more of the Lenders or another financial institution reasonably acceptable to the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.13. Additional Collateral; Further Assurances. (a) Subject to applicable law, each Borrower and each Subsidiary that is a Loan Party shall cause each of its domestic and Canadian Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E-1 hereto (the “Loan Party Joinder Agreement”). Notwithstanding the foregoing, if the newly formed or acquired Subsidiary has assets that are to be included in the Borrowing Base, such Subsidiary shall become a Borrower hereunder by executing the Joinder Agreement set forth as Exhibit E-2 hereto (the “Borrower Joinder Agreement” and collectively with the Loan Party Joinder Agreement, the “Joinder Agreements”, and each individually a “Joinder Agreement”). In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required by any Lender to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become either a Loan Guarantor or a Borrower, as appropriate in the reasonable judgment of the Administrative Agent, hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any material property of such Person which constitutes Collateral, including any material parcel of real property located in the U.S. or Canada owned by such Person, except for Equity Interests in a foreign subsidiary representing more than 65% of the total combined voting power in such foreign subsidiary.

(b)    Each Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic and Subsidiaries in Canada and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each foreign Subsidiary (excluding Subsidiaries in Canada) directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c)    Subject to the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties, and such other documents as the Administrative Agent may reasonably request on behalf of any Lender that is a regulated financial institution or any affiliate of such a Lender (each, a “Regulated Lender Entity”), in each case, to the extent such other documents are required for compliance by such Regulated Lender Entity with applicable Law with respect to flood insurance diligence, documentation and coverage under the Flood Disaster Protection Act of 1973, as amended. Prior to signing by the Loan Parties of any mortgage or deed of trust, the Loan Parties and the Administrative Agent shall have provided each Regulated Lender Entity a copy of the life of loan flood zone determination relative to the property to be subject to such mortgage or deed of trust delivered to the Administrative Agent and copies of the other documents required by any such Regulated Lender Entity as provided in the preceding sentence and shall have received written confirmation from each Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been completed by such Regulated Lender Entity (such written confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity).

(d)    If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Borrowers will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrowers will cause such assets, except for Equity Interests in a foreign subsidiary representing more than 65% of the total combined voting power in such foreign subsidiary, to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated (or been cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)    the Secured Obligations;

(b)    Indebtedness existing on the date hereof (after giving effect to all Borrowings made on the Effective Date) and set forth in Schedule 6.01;

(c)    Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)    Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms (if any) as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)    Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (h), (j) and (k) hereof; provided that, (i) the principal amount of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Borrower that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the

Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(f)    Indebtedness owed to any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(g)    Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h)    Indebtedness secured by purchase money security interests, conditional sales or other title retention agreements (including Capital Leases) with respect to equipment, fixtures and/or facilities acquired by any Loan Party in the ordinary course of business, provided that (A) any Liens securing such Indebtedness attach only to the assets so acquired (and customary cross-collateralization), (B) such Indebtedness is incurred no later than ninety (90) days following the acquisition of such assets and does not exceed 100% of the purchase price of such assets and (C) the aggregate principal amount of such Indebtedness does not exceed the greater of $75,000,000 and 10% of the Consolidated Total Gross
Borrowing Base Assets (as calculated at the time of incurrence of any such Indebtedness) at any one time outstanding;

(i)    Indebtedness arising in connection with swaps, hedges and other derivative transaction entered into in the ordinary course of business;

(j)    Indebtedness under sale and leaseback transactions permitted by Section 6.06;

(k)    other unsecured Indebtedness of the Borrowers and the Subsidiaries in an aggregate principal amount not exceeding the greater of (x) $300,000,000 or (y) the lesser of $350,000,000 or 28.5% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time of incurrence of any such Indebtedness) at any time outstanding, which Indebtedness may include Indebtedness assumed or acquired in connection with, or consisting of the deferred purchase price of, any Permitted Acquisition.; provided, however, that such indebtedness in an aggregate outstanding principal amount of up to the greater of (x) $25,000,000 or (y) the lesser of $35,000,000 or 2.25% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time of incurrence of any such Indebtedness), may be secured by a Lien expressly permitted hereunder (other than a Lien on any Accounts, Inventory or deposit accounts of any Borrower);

(l)    Indebtedness of any Person that becomes a Subsidiary after the Eleventh Amendment Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) both immediately prior and after giving effect to any Indebtedness incurred pursuant to this clause (l), no Event of Default shall have occurred and be continuing; and

(m)    Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including adjustments of purchase price, incentive, non- compete, consulting or other similar arrangements and other contingent payments, earnouts and similar obligations) incurred in connection with any Permitted Acquisition or any other Investment or any disposition permitted under this Agreement.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Liens created pursuant to any Loan Document;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any replacement Lien in connection with the refinancing, replacement, renewal of the Indebtedness underlying such Liens to the extent such Indebtedness is permitted by Section 6.01; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii)    such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Borrower or any Subsidiary;

(e)    any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts or Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)    Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(h)    Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i)    Liens arising under operating leases on Equipment; and

(j)    any other Liens securing Indebtedness not in excess of the greater of (x)

$25,000,000 or (y) the lesser of $35,000,000 or 2.25% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time of incurrence of any such Lien) (other than a Lien on any Accounts, Inventory or deposit accounts of any Borrower).

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge/amalgamate into or consolidate with any other Person, or permit any other Person to merge/amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge/amalgamate into such Borrower in a transaction in which such Borrower is the surviving corporation, provided that in order for the assets of such Subsidiary to be included in the Borrowing Base, all eligibility requirement hereunder (including all appraisal and examination requirements) must be met, (ii) any Loan Party (other than any Borrower) may merge/amalgamate with any other Person in a transaction in which the surviving entity is or becomes a Loan Party, provided that if such other Person is not a Loan Party, the transaction must be permitted by Section 6.04, (iii) any Borrower other than Holdings may merge/amalgamate into any other Borrower, and (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger/amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger/amalgamation shall not be permitted unless also permitted by Section 6.04.

(b)    No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)    Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of its Subsidiaries and other Investments in its Subsidiaries permitted pursuant to Section 6.04, and activities incidental thereto. Holdings will not own or acquire any assets (other than Investments in its Subsidiaries and the cash proceeds of any Restricted Payments permitted by Section 6.08).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger/amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger/amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger/amalgamation or otherwise), except:

(a)    Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(b)    investments and guarantees in existence on the date of this Agreement and described in Schedule 6.04, and replacements thereof on terms not materially less favorable to the Loan Parties;

(c)    investments by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.12) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed the greater of $10,000,000 and 2.00% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to the making thereof) at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)    loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to any Borrower or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed the greater of $10,000,000 and 2.00% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to the making thereof) at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)    Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed the greater of $10,000,000 and 2.00% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to the making thereof) at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)    loans or advances made by a Loan Party to its employees on an arms-length basis consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of the greater of (x) $2,500,000 or (y)    the lesser of $5,000,000 or 0.25% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to the making thereof) in the aggregate at any one time outstanding;

(g)    other equity investments in customers and third party vendors in an aggregate amount not to exceed the greater of (x) $2,500,000 or (y) the lesser of $5,000,000 or 0.25% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to the making thereof);

(h)    subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices;

(i)    investments in the form of Swap Agreements permitted by Section 6.07;

(j)    investments of any Person existing at the time such Person becomes a Subsidiary of any Borrower or consolidates or merges with any Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(k)    investments received in connection with the dispositions of assets permitted by Section 6.05;

(l)    investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(m)    Permitted Acquisitions;

(n)    Investments by any Loan Party or Subsidiary in joint ventures in which such Loan Party or Subsidiary owns less than a majority of the Equity Interests of such joint venture, so long as (i) at the time any such Investment is made under this Section 6.04(n) the aggregate outstanding amount of such Investments made in reliance on this Section 6.04(n) does not exceed the greater of (x) $15,000,000 and (y)    2.00% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to the making thereof) and (ii) no Event of Default has occurred immediately prior to giving effect to such Investment and immediately after such Investment after giving pro forma effect to such Investment;

(o)    any other investment made in exchange for, or with the proceeds of the issuance of, any Equity Interests of Holdings;

(p)    loans or advances evidenced by notes receivable from Account Debtors entered into in the ordinary course of the Borrowers’ business or other payments made to customers in the ordinary course of the Borrowers’ business;

(q)    any other such purchase, acquisition or other investment (other than an Acquisition) so long as (A) either (1) the Borrowers have pro forma Availability of not less than 15% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such purchase, acquisition or other investment, or (2)(I) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio (for the then most recently ended four fiscal quarter period of Holdings for which financial statements are required to have been delivered pursuant to Section 5.01(a) or (b)) of at least 1.10 to 1.0 after giving effect to such purchase, acquisition or other investment, and (II) the Borrowers have pro forma Availability of not less than 12.5% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such purchase, acquisition or other investment; and (B) no Event of Default has occurred or would result therefrom;

(r)    other Investments (other than Acquisitions), so long as at the time any such Investment is made under this Section 6.04(r) the aggregate outstanding amount of such Investments made in reliance on this Section 6.04(r) does not exceed the greater of (x) $5,000,000 and (y) 0.75% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to the making thereof); and

(s)    Guarantees in the ordinary course of business of obligations of the Borrowers and their Subsidiaries not constituting Indebtedness.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrowers permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to a Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)    sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property, or equipment or property that is replaced, in the ordinary course of business;

(b)    sales, transfers and dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)    sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)    sales, transfers and dispositions of investments permitted by clauses (g), (i) and (k) of Section 6.04;

(e)    sale and leaseback transactions permitted by Section 6.06;

(f)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g)    sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) (as determined in good faith by the Borrowers on the date of disposition) shall not exceed the greater of $20,000,000 and 2.75% of the Consolidated Total Gross Borrowing Base Assets (as calculated at the time immediately prior to the date of such disposition), in each case, during any fiscal year; and

(h)    other sales, transfers or dispositions of assets (other than Accounts or Inventory) so long as at least seventy-five percent (75%) of the aggregate sales price from such sale, transfer or disposition shall be paid in cash; provided, that any liabilities of the Loan Parties or the Subsidiaries (as shown on the most recently delivered financial statements pursuant to Section 5.01(a), (b), or (c) or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer or disposition and for which the Loan Parties and the Subsidiaries have been validly released by all applicable creditors in writing will be deemed to be cash for purposes of this Section 6.05(h).

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (b), (c) and (f) above) shall be made for fair value.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any material property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided that the Borrowers may engage in a sale and leaseback of (i) the real property located at 1055 Salt River Road, Leitchfield, Kentucky, (ii) the real property located at 100 West End Road, Wilkes-Barre, PA 18703, (iii) the real property located at 3400 Commerce Road, Forrest City, AR 72335, and (iv) the vehicle fleet of the Iowa division of Midcontinent, which may be leased back by any combination of the Borrowers and their Subsidiaries.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary; provided that the Borrowers may enter into other types of Swap Agreements in the ordinary course of business if the Borrowers have established appropriate reserves with respect to such Swap Agreements as determined by the Administrative Agent in its reasonable discretion.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)    each of the Borrowers may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,

(ii)    Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(iii)    the Borrowers may make Restricted Payments, not exceeding $3,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or restricted stock plans for management or employees of the Borrowers and their Subsidiaries,

(iv)    in the event that at the time of such Restricted Payment (A) either (1) the Borrowers have pro forma Availability of not less than 15% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such Restricted Payment, or (2)(I) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio including such Restricted Payment, as applicable (for the then most recently ended four fiscal quarter period of Holdings for which financial statements are required to have been delivered pursuant to Section 5.01(a) or (b)) of at least 1.10 to 1.0, and (II) the Borrowers have pro forma Availability of not less than 12.5% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such dividend or stock repurchase; and (B) no Event of Default has occurred or would result therefrom, the Borrowers may declare and/or make Restricted Payments.

(v)    the Borrowers may declare and pay cash dividends with respect to its capital stock or make stock repurchases in an aggregate amount not to exceed $20,000,000 after the Eighth Amendment Effective Date, and

(b)    No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)    payment of Indebtedness created under the Loan Documents;

(ii)    payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, or prepayments of principal in connection with assets sales permitted hereunder, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)    refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)    payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v)    on the Effective Date, the Borrowers may prepay all amounts outstanding under the current Tranche B Notes (including interest and applicable premium) in an amount not to exceed $8,000,000 in the aggregate, replace all letters of credit issued under the Tranche B Facility with Letters of Credit and pay all charges relating to such replacement;

(vi)    payments made under the PCT Guarantee and the RCT Guarantee, if any;
and

(vii)    in the event that at the time of such payment (A) either (1) the Borrowers have pro forma Availability of not less than 15% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such payment, or (2)(I) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio including such payment (for the then most recently ended four fiscal quarter period of Holdings for which financial statements are required to have been delivered pursuant to Section 5.01(a) or (b)) of at least 1.10 to 1.0, and (II) the Borrowers have pro forma Availability of not less than 12.5% of the aggregate amount of the Lenders’ Revolving Commitments immediately after giving effect to such payment; and (B) no Event of Default has occurred or would result therefrom, any other payments in respect of any Indebtedness.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates that are not Loan Parties, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c), 6.04(d), 6.04(q) (to the extent between or among any of the Borrowers and their Subsidiaries) or 6.04(s), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of any Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of any Borrower or its Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by any Borrower’s board of directors, and (i) other such transactions not otherwise permitted pursuant to clauses (a) through (h) hereof, so long as the aggregate value of such transaction, together with all other transactions made in reliance on this clause (i), does not exceed $25,000,000 during the term of this Agreement.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any property pending such sale, provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, and (vi) clause (a) of the foregoing shall not apply to agreements that permit the Liens on the Collateral in favor of the Administrative Agent under the Loan Documents, but prohibit other Liens.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent any such amendment, modification or waiver would reasonably be expected to be materially adverse to the Lenders.

SECTION 6.12. Interest Deduction. The Canadian Borrower will not, in respect of any fiscal year ending in or prior to 2008, without delivering to the Administrative Agent prior notice of such proposed deduction and evidence of compliance with all Canadian withholding tax requirements arising in connection with such proposed deduction, claim a deduction for any interest or other amounts paid to the Administrative Agent in respect of the Loans (excluding Canadian Revolving Loans and the Canadian Swingline Loans) in computing its taxable income earned in Canada for purposes of the Income Tax Act (Canada).

SECTION 6.13. Fixed Charge Coverage Ratio. In the event that at any time the Borrowers have Availability of less than 10.0% (or 5.0% for the 60 days immediately following the consummation of a Specified Acquisition) of the aggregate amount of the Lenders’ Revolving Commitments, the Borrowers will not permit the Fixed Charge Coverage Ratio of Holdings and its consolidated Subsidiaries, determined as of the end of each fiscal quarter of Holdings (for the period of four consecutive fiscal quarters ending on such date), beginning with the last fiscal quarter of Holdings for which financial statements were required to be delivered hereunder prior to the date that Availability was first less than 10.0% (or 5.0% for the 60 days immediately following the consummation of a Specified Acquisition) of the aggregate amount of the Lenders’ Revolving Commitments, to be less than 1.0 to 1.0; provided, however, that if, at any time after this Section 6.13 has been triggered, the Borrowers maintain Availability of not less than 10.0% (or 5.0% for the 60 days immediately following the consummation of a Specified Acquisition) of the aggregate amount of the Lenders’ Revolving Commitments at all times for a 30-day period, the requirements of this Section 6.13 shall no longer be deemed to be triggered.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)    the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrowers (i) shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable or (ii) shall fail to pay the Administrative Agent or any Lender for any out-of-pocket expenses owed to a third party payable under and arising in connection with the Loan Documents within 5 days of the due date thereof;

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate (including, without limitation, any Borrowing Base Certificate), financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(g), 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 6.03, 6.05, 6.06, 6.12 or 6.13 of this Agreement or in Section 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.11 or 4.12 or Article VII of the Security Agreement;

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agree- ment contained in this Agreement, the Security Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 10 Business Days after the earlier of the date on which an officer of any Loan Party obtains knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) if such breach relates to terms or provisions of Section 5.01 (other than Section 5.01(g)), 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or Section 4.1 (other than Section 4.1(a) through 4.1(d)), 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.13, 4.14, 4.15 or 4.16 of the Security Agreement or (ii) 15 Business Days after the earlier of the date on which an officer of any Loan Party obtains knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) if such breach relates to terms or provisions of any other Section of this Agreement, the Security Agreement or any other Loan Document;

(f)    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and as a result, or as a result of any other event or condition occurs, any Material Indebtedness becomes or is declared due prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)    an involuntary proceeding shall be commenced or an involuntary petition or proposal shall be filed seeking (i) liquidation, reorganization, consolidation or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, or which seeks a stay or has the effect of staying any creditor, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership , liquidation, winding up, corporate or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, monitor, sequestrator, conservator, administrator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding, petition or proposal shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)    any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition, proposal or intent to file a proposal seeking liquidation, reorganization, consolidation or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, petition, proposal or intent to file a proposal described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, monitor, sequestrator, conservator, administrator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition or proposal filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)    any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 which is not covered by insurance (or an indemnity for which the obligor thereunder has admitted liability and, in the Administrative Agent’s reasonable estimation, has the ability to pay) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(k)    (x) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to either (i) result in a Material Adverse Effect or (ii) result in liability of any Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000 for all periods, or (y) any Lien arises in connection with any Plan;

(l)    a Change in Control shall occur;

(m)    the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail in any material respect to comply with any of the material terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(n)    (i) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral having an aggregate value in excess of $2,000,000 purported to be covered thereby, except as permitted by the terms of this Agreement or (ii) any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or (iii) any Loan Party shall fail to comply in any material respect with any of the material terms or provisions of any Collateral Document and in the case of this clause (iii), such failure shall continue unremedied for a period of 10 Business Days after the earlier of the date on which an officer of any Loan Party obtains knowledge of such breach or notice thereof from the Administrative Agent; or

(o)    any material provision of this Agreement or any material Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of this Agreement or any material Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of this Agreement or any of the other material Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(p)    any Loan Party is criminally indicted or convicted under any law and such indictment or conviction would, in the Administrative Agent’s reasonably determination, be likely to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h)    of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, the PPSA, the BIA or the Companies’ Creditors Arrangement Act (Canada).

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action.

(a)    Each Lender, on behalf of itself and any of its Affiliates who hold Secured Obligations and Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Without limiting the foregoing, each Lender and Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or any other holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)    None of any Co-Syndication Agent, any Co-Documentation Agent, any Lead Arranger or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the terms of the Loan Documents;

and any custodian, receiver, interim receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, Issuing Bank and each other Person who hold Secured Obligations to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other Persons who hold Secured Obligations, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each of Administrative Agent, each Lender, Issuing Bank and each other Person who hold Secured Obligations, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

(h)    Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Secured Obligations by any Loan Party, each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative for the Lenders, the Issuing Bank, and each other holder of Secured Obligations as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec and applicable law. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and Loan Parties. Any person who becomes a Lender, Issuing Bank, or other holder of Secured Obligations shall be deemed to have consented to and confirmed the Administrative Agent as Attorney holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, Issuing Bank, or other holder of Secured Obligations, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Agreement also constitute the substitution of the Attorney. In the event the Administrative Agent is replaced, each successor Administrative Agent appointed in accordance with the terms of this Agreement shall also act as hypothecary representative for the Lenders, Issuing Bank, and other holders of Secured Obligations and shall automatically (and without any further action or formality) become the successor hypothecary representative for the purposes of each then existing deed of hypothec executed in connection with this Agreement. Upon such replacement becoming effective, notices of replacement will be registered in each applicable register, as contemplated by Article 2692 of the Civil Code of Québec.

SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by any Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by any Borrower, a Lender or the Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, (vi) the creation, perfection or priority of Liens on the Collateral.

(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Communications.

(a)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Eleventh Amendment Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative

Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05. Successor Administrative Agent.

(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Administrative Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Administrative Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Lenders, Issuing Bank, and other holders of Secured Obligations, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders, Issuing Bank, and other holders of Secured Obligations and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the

Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent's resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06. Acknowledgements of Lenders and Issuing Bank.

(a)    Each Lender and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent, any Lead Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co- Syndication Agent, any Co-Documentation Agent, any Lead Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the

Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys' fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.07. Collateral Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a holder of Secured Obligations right to file a proof of claim in an insolvency proceeding, no holder of Secured Obligations shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the holders of Secured Obligations in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the holders of Secured Obligations within the meaning of the term “secured party” as defined in the UCC and the PPSA, as applicable. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the holders of Secured Obligations.

(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any holder of Secured Obligations that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each holder of Secured Obligations that is a party to any such arrangement in respect of Banking Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a holder of Secured Obligations thereunder, subject to the limitations set forth in this paragraph.

(c)    The Lenders, Issuing Bank and each other holder of Secured Obligations irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other holder of Secured Obligations for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08. Credit Bidding. Each Lender, on behalf of itself and any of its Affiliates who hold Secured Obligations and Issuing Bank hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders and the other holders of Secured Obligations shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the holders of the Secured Obligations ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the holders of the Secured Obligations, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any holder of Secured Obligation or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the holders of the Secured Obligations pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any holder of any Secured Obligation or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of holder thereof are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each holder of the Secured Obligations shall execute such documents and provide such information regarding such holders (and/or any designee of the holder which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a)    of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent, any Lead Arranger, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)    The Administrative Agent and each Arranger, Co-Syndication Agent, Co- Documentation Agent and Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal- away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10. Flood Laws. Chase has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Chase, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Chase reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 8.11. Miscellaneous.

(a)    Each Canadian Lender hereby certifies that it is a “Canadian Qualified Lender.”

(b)    The Canadian Funding Bank, to the extent any of its functions, actions or obligations under this Agreement, including, the administration of any Loans, shall be afforded the same protections, agreements, etc. available to the Administrative Agent under this Article VIII.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to any Loan Party, to the Administrative Borrower at: Core-Mark International, Inc.
1500 Solana Boulevard, Suite 3400
Westlake, Texas 76262 Attention:    Treasurer
E-mail: Treasury@core-mark.com

(ii)    if to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Canadian Swingline Lender, to Chase at:

JPMorgan Chase Bank, N.A. 712 Main St, Floor 5 North
Houston, TX 77002
Attention: Core-Mark International, Inc. Credit Risk Manager Facsimile No: (713) 454-7460
E-mail: hai.t.nguyen@jpmorgan.com

(iii)    if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iii) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)    Notices and other communications to any Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Administrative Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.

(c)    Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Subject to Sections 2.14(b)(i), 2.14(b)(ii), and 2.14(b)(iii), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base, add new categories of eligible assets or make less restrictive the non-discretionary criteria for the exclusion of eligible assets, without the written consent of each Revolving Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definitions of “Required Lenders” or “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender), (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (viii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender or the Canadian Funding Bank hereunder without the prior written consent of the Administrative Agent, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender or the Canadian Funding Bank, as the case may be; provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing Banks. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04 or increases effected pursuant to Section 2.21.

(c)    The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $2,500,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect within thirty (30) days after the failure to obtain such consent, with the written consent of the Administrative Agent which written consent shall not be unreasonably delayed or withheld, to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non- Consenting Lender under Sections 2.15 and 2.17, provided that the Borrowers shall not be obligated to make any payment to such Lender on the day of such replacement under Section 2.16.

(e)    If any real property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder (excluding (i) any continuation or conversion of Loans, or (ii) the renewal or extension of Letters of Credit) until the completion of flood due diligence, documentation and coverage as required by the Flood Disaster Protection Act of 1973, as amended, or as otherwise required by Section 5.13.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Issuing Bank (including with respect to the Existing Letters of Credit), including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or the Issuing Bank, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (iv) after the occurrence and during the continuance of a Default or an Event of Default, all reasonable out-of-pocket expenses incurred by any Lender, including the reasonable fees, charges and disbursements of any counsel for such Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (v) all reasonable out-of-pocket expenses incurred by the

Administrative Agent or the Issuing Bank, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or the Issuing Bank, in connection with the Loans made or Letters of Credit issued hereunder. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing and subject to the terms of this Agreement, reasonable costs and expenses incurred in connection with:

(i)    appraisals;

(ii)    field examinations and the preparation of Reports based on (A) the fees charged by a third party retained by the Administrative Agent or (B) the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, including reasonable and documented field examination fees and reasonable and documented out-of-pocket-expenses;

(iii)    lien and title searches and title insurance;

(iv)    taxes, fees and other charges for filing financing statements and continuations, and other actions necessary or appropriate to perfect, protect, and continue the Administrative Agent’s Liens;

(v)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take as required; and

(vi)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)    The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, reasonably incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) in the case of the Administrative Agent, the Issuing Bank and their Related Parties, the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) in the case of the Administrative Agent, the Issuing Bank and their Related Parties, any Loan or Letter of Credit, or any document related thereto or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)    Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a) and (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank, the Canadian Funding Bank, the Swingline Lender and the Canadian Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage or Canadian Applicable Percentage, as applicable, in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage or Canadian Applicable Percentage, as applicable, immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment in full of the Secured Obligations and termination of the Commitments.

(d)    To the extent permitted by applicable law (i) neither any Borrower nor any Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Co- Syndication Agent, any Co-Documentation Agent, any Lead Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit),

Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a Loan Party or a Subsidiary or other Affiliate of a Loan Party) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Administrative Borrower, provided that no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (other than an assignment by a Canadian Lender to a Lender or an Affiliate which is not a Canadian Qualified Lender) or an Approved Fund or, if an Event of Default under clause (a), (b), (g), or (h) of Article VII has occurred and is continuing, any other assignee;

(B)    the Administrative Agent; and

(C)    the Issuing Bank.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

(C)    (i) no Lender (who is not a Canadian Lender) shall assign all or any part of its Commitment or US domestic Loans unless such Lender’s related Affiliate assigns the same percentage of its Canadian Revolving Commitment and Canadian Revolving Loans to the same assignee (or related Affiliate of the same assignee), (ii) no Canadian Lender shall assign all or any part of its Canadian Revolving Commitment or Canadian Revolving Loans unless such Lender’s related Affiliate assigns the same percentage of its US Commitment and US domestic Loans to the same assignee (or related Affiliate of the same assignee),

(D)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.17(f).

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    Notwithstanding the foregoing, the Swingline Lender shall not be permitted to make a partial assignment of the Swingline Loans and the Canadian Swingline Lender shall not be permitted to make a partial assignment of the Canadian Swingline Loans. Notwithstanding anything contained in this Agreement to the contrary, (i) no assignee of a Canadian Lender shall be permitted to seek any indemnification for, or the payment of, any Indemnified Taxes or Other Taxes described in Section 2.17 hereof or any penalties, interest and reasonable expenses arising therefrom or with respect thereto from the Canadian Borrower, unless amounts payable to the Lender from which the assignee received its assignment (the “assignor”) would have also been subject to, or such assignor would have also been required to pay, such Indemnified Taxes or Other Taxes and (ii) no assignee of a Lender (who is not a Canadian Lender) shall be permitted to seek any indemnification for, or the payment of, any Indemnified Taxes or Other Taxes described in Section 2.17 hereof or any penalties, interest and reasonable expenses arising therefrom or with respect thereto from the Borrowers, unless amounts payable to the assignor would have also been subject to, or such assignor would have also been required to pay, such Indemnified Taxes or Other Taxes; provided, however, that the limitations contained in this Section shall not apply to any assignees who are assigned their interests hereunder after a Default or Event of Default.

(v)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (and any changes thereto, whether by assignment or otherwise), and the Commitment of, and principal amount of the Loans and LC Disbursements and interest thereon owing to and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) (other than to a Loan Party or a Subsidiary or other Affiliate of a Loan Party) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f)) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, unless such sale of the applicable participation has been consented to by Administrative Borrower in the same manner as required hereunder for an assignment by a Lender and such consent specifically acknowledges the possibility of such greater payments, and then only to the extent such entitlement to receive any greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the

Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant (A) in the case of a participant that would be a Foreign Lender if it were a Lender, shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant, and (B) such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender. For greater certainty, any Canadian Lender that intends to sell a participation to a Person which is not a Canadian Qualified Lender shall give prior written notice thereof to the Canadian Borrower. No Lender (who is not a Canadian Lender) shall sell any participation in its US Commitments or US domestic Loans unless such Lender’s related Affiliate sells a participation interest of an equal percentage of its Canadian Revolving Commitment and Canadian Revolving Loans to the same Participant or a related Affiliate of such Participant, and no Canadian Lender shall sell any participation in its Canadian Revolving Commitments or Canadian Revolving Loans unless such Lender (or its related Affiliate) sells an equal percentage of its US Commitment and US domestic Loans to the same Participant or a related Affiliate of such Participant.

(iii)    Each Lender having sold a participation in any of its Obligations, acting solely for this purpose as non-fiduciary agent for the Borrowers, shall maintain a register for the recordation of the names and addresses of such Participants (and each change thereto, whether by assignment or otherwise) and the rights, interests or Obligations of such Participants in any Obligation, in any Commitment and in any right to receive any payments hereunder.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and has not been cash collateralized or back- stopped and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrowers and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process; Judicial Reference. (a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court (including US and Canadian courts) referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)    If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any document related hereto, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee or referees to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of Lender, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority following notice to the Borrowers of such request by the Administrative Agent and an opportunity for the Borrowers to protest to such regulatory authority if practicable, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process following notice to the Borrowers of such requirement by the Administrative Agent and an opportunity for the Borrowers to contest if practicable, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers, and (i) to a Lender’s regulatory authorities in the course of any examination of its books and records. For the purposes of this Section, “Information” means all information received from the Borrowers relating to any Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower and other than customary summary information pertaining to the credit facilities under this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the Chicago foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business

Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the date the Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the Chicago foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 9.19. Marketing Consent. The Borrowers hereby authorize Chase and its affiliates at their respective sole expense, after consultation with the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Administrative Borrower notifies Chase in writing that such authorization is revoked.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21. No Fiduciary Duty, Etc. (a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b)    Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)    In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 9.22. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such

Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders and Affiliates of Lenders who hold Secured Obligations the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses including, without limitation, all court costs and reasonable attorneys' and paralegals' fees and expenses paid or incurred after the occurrence and during the continuance of an Event of Default by the Administrative Agent, any Lender and the Issuing Bank in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations or a signed waiver or release executed by the Administrative Agent), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise other than as written; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party other than such Loan Guarantor, or their assets or any resulting release or discharge of any obligation of any Obligated Party other than such Loan Guarantor; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency,

bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor's obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 10.09. [Intentionally omitted.]

SECTION 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state or provincial corporate law, or any state, provincial, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor's liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor's “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor's obligations hereunder beyond its Maximum Liability.

SECTION 10.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor's “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from any Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor's Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12. Liability Joint and Several. The obligations of each Loan Party as a Loan Guarantor under this Article X is in addition to all obligations of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary. The Loan Parties are jointly and severally liable for the repayment in full of the Obligations.

SECTION 10.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Liability (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Liabilities included in the Secured Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

Multiple Borrower Provisions

SECTION 11.01. Independent Obligations; Subrogation. The obligations of each Borrower, as guarantor of another Borrower’s Obligations hereunder, are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which it may now have or hereafter acquire against another Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Administrative Agent or any Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations hereunder are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against another Borrower, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against another Borrower with respect to the Obligations hereunder until such Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of any other Borrower until the Obligations hereunder are fully paid and finally discharged.

SECTION 11.02. Authority to Modify Obligations and Security. Each Borrower (a “Consenting Borrower”) authorizes the Administrative Agent and the Lenders, without notice or demand (except to the extent otherwise required under this Agreement) and without affecting such Consenting Borrower’s liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations hereunder, to:

(a)    accept, substitute, waive, decrease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing any other Borrower’s (an “Affected Borrower”) Obligations;

(b)    apply any and all such Collateral and direct the order or manner of sale thereof as the Administrative Agent, in its discretion, may determine;

(c)    deal with any Affected Borrower as the Administrative Agent may elect;

(d)    in the Administrative Agent’s reasonable discretion, settle, release on terms satisfactory to the Administrative Agent, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any Affected Borrower’s obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof;

(e)    apply any and all payments or recoveries from an Affected Borrower as the Administrative Agent, in its discretion, may determine, whether or not such payment relates to the Obligations of the Consenting Borrower hereunder; and whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and

(f)    apply any sums realized from Collateral furnished by an Affected Borrower upon any of its indebtedness or obligations to the Administrative Agent or any Lender as the Administrative Agent, in its discretion, may determine, whether or not such indebtedness relates to the Obligations of the Consenting Borrower hereunder.

SECTION 11.03. Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations hereunder, the Administrative Agent may, at its option and without notice to the other

Borrowers, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require the Administrative Agent to:

(a)    proceed against any other Borrower or any other person whomsoever;

(b)    proceed against or exhaust any Collateral given to or held by the Administrative Agent or any Lender in connection with the Obligations hereunder;

(c)    give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein or required by applicable law; or

(d)    pursue any other remedy in the Administrative Agent’s power whatsoever.

A separate action or actions may be brought and prosecuted against a Borrower whether or not action is brought against any other Borrower and whether any other Borrower be joined in any such action or actions.

SECTION 11.04. Right to Dispose of Security; Impairment of Rights. Each Borrower hereby authorizes and empowers the Administrative Agent in its discretion, without any notice or demand to such Borrower whatsoever (except as otherwise required under this Agreement) and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which the Administrative Agent may have available to it against any other Borrower, including, but not limited to, judicial foreclosure, exercise of rights of power of sale without judicial action, or taking a deed or an assignment in lieu of foreclosure as to any Collateral, and such Borrower hereby waives any defense to the recovery by the Administrative Agent against such Borrower of any deficiency after such action notwithstanding any impairment or loss of any right of reimbursement or subrogation or other right or remedy against another Borrower or against any Collateral for the Obligations hereunder.

SECTION 11.05. Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of any other Borrower or by reason of any cessation from any cause whatsoever of the liability of the other Borrower or by reason of any act or omission of the Administrative Agent, any Lender or others which directly or indirectly results in or aids the discharge or release of any other Borrower or any Obligations hereunder or any Collateral by operation of law or otherwise. No exercise by the Administrative Agent of, and no omission of the Administrative Agent to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of the Administrative Agent against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations of Borrower hereunder or any Collateral furnished by any Borrower or give to any Borrower any right of recourse against the Administrative Agent. Each Borrower specifically agrees that the failure of the Administrative Agent: (a) to perfect any lien on or security interest in any property heretofore or hereafter given by any Borrower to secure payment of the Obligations hereunder, or to record or file any document relating thereto; or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

SECTION 11.06. No Right To Information. Each Borrower waives the right, if any, to require the Administrative Agent to disclose to such Borrower any information it may now have or hereafter acquire concerning another Borrower’s character, credit, Collateral, financial condition or other matters. Each

Borrower has established adequate means to obtain from the other Borrowers on a continuing basis financial and other information pertaining to such other Borrower’s business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations hereunder which diligent inquiry would reveal. The Administrative Agent need not inquire into the powers of any Borrower or the authority of any of its respective officers, directors, partners or agents acting or purporting to act in its behalf, and any Obligations hereunder created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations to the Administrative Agent heretofore, now, or hereafter created shall be deemed to have been granted at each Borrower’s special insistence and request and in consideration of and in reliance upon this Agreement.

SECTION 11.07. Notices, Demands, Etc. Except as expressly provided by this Agreement, the Administrative Agent shall be under no obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Lender, all demands, presentments, protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations hereunder.

SECTION 11.08. Subordination. Except as otherwise provided in this Section 11.08, any indebtedness of any Borrower now or hereafter owing to another Borrower is hereby subordinated to the Obligations of the Borrowers to the Administrative Agent and the Lenders hereunder, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of the Administrative Agent, pay in whole or in part any of such indebtedness nor will any Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of the Administrative Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to the Administrative Agent all or any part of such subordinated indebtedness and any amount so paid to the Administrative Agent at its request shall be applied to payment of the Obligations hereunder. Each payment on the indebtedness of a Borrower to another Borrower received in violation of any of the provisions hereof shall be deemed to have been received by such Borrower as trustee for the Administrative Agent and shall be paid over to the Administrative Agent immediately on account of the Obligations hereunder, but without otherwise affecting in any manner such Borrower’s liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against any other Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of any other Borrower to such Borrower, and the Administrative Agent shall be entitled to all of any such Borrower’s rights thereunder. If for any reason any Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, the Administrative Agent, as such Borrower’s attorney-in-fact, is hereby authorized to do so in such Borrower’s name or, in the Administrative Agent’s discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, the Administrative Agent’s nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose such Borrower hereby assigns to the Administrative Agent all such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than such Borrower’s liability hereunder, the Administrative Agent will pay the excess amount to the party entitled thereto.

SECTION 11.09. Revival. If any payments of money or transfers of property made to the Administrative Agent or any Lender by any Borrower should for any reason subsequently be declared to be fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the bankruptcy code or any other federal or state or provincial law, and the Administrative Agent or such Lender is required to repay or restore any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all costs and expenses (including attorneys’ fees) of the Administrative Agent or such Lender related thereto, Borrower’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to the Administrative Agent or such Lender.

SECTION 11.10. Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Article XI are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

SECTION 11.11. Unlimited Liability. The Obligations of the Borrowers hereunder shall be in addition to any obligations of the Borrowers to the Administrative Agent and the Lenders heretofore given or hereafter to be given to the Administrative Agent or any Lender unless such other obligations are expressly modified or terminated in writing. The Obligations of the Borrowers to the Administrative Agent and the Lenders shall at all times be deemed to be the aggregate liability of the Borrowers under the terms of this Agreement and of any other obligations heretofore or hereafter incurred by any Borrower to the Administrative Agent or any Lender under this Agreement or the Loan Documents and not expressly terminated or modified in writing.

SECTION 11.12. International as Agent for Borrowers. Each Borrower hereby irrevocably appoints International as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor any Lender shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent and each Lender and hold the Administrative Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Administrative Agent or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loans and Collateral of Borrowers as herein provided, (b) reliance by the Administrative Agent or any Lender on any instructions of the Administrative Borrower, or (c) any other action taken by the Administrative Agent or any Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to the Administrative Agent or any Lender under this Section 11.12 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be.

ANNEX A
COMMITMENT SCHEDULE

Lender	Revolving Commitment	Canadian Commitment
JPMorgan Chase Bank, N.A.	$110,000,000	Cdn. $0
JPMorgan Chase Bank, N.A., Toronto Branch	$0	Cdn. $36,666,666.67
Wells Fargo Bank, National Association	$110,000,000	Cdn. $0
Wells Fargo Capital Finance Corporation Canada	$0	Cdn. $36,666,666.67
Bank of Montreal	$110,000,000	Cdn. $36,666,666.67
Bank of America, N.A.	$110,000,000	Cdn. $0
Bank of America, N.A. (acting through its Canada branch)	$0	Cdn. $36,666,666.67
Truist Bank	$110,000,000	Cdn. $36,666,666.66
Citizens Bank N.A.	$75,000,000	Cdn. $25,000,000
U.S. Bank National Association	$75,000,000	Cdn. $0
U.S. Bank National Association, Canada Branch	$0	Cdn. $25,000,000
Regions Bank	$50,000,000	Cdn. $16,666,666.66
Total	$750,000,000	Cdn. $250,000,000